Exhibit 10.1

Dated 12 March 2024
RENALYTIX PLC as the Company and STIFEL NICOLAUS EUROPE LIMITED as Bookrunner
PLACING AGREEMENT in respect of a Placing to raise gross proceeds of approximately £7.8 million

TABLE OF CONTENTS

Page

1.	Definitions and Interpretation	3
2.	Conditions	10
3.	Delivery of Documents	13
4.	Applications for Admission	13
5.	The Placing	14
6.	Settlement	15
7.	Undertakings	18
8.	Warranties	22
9.	Indemnities	23
10.	Termination	27
11.	Fees, Commissions And Expenses	29
12.	Time of the Essence	30
13.	Survivorship	30
14.	Assignment	30
15.	Entire Agreement	30
16.	Further Assurance	30
17.	Cumulative Rights	30
18.	Third Party Rights	30
19.	Waiver	31
20.	Variations	31
21.	Invalidity	31
22.	Communications	31
23.	Counterparts	33
24.	General	33
25.	Product Governance	33
26.	Governing Law And Jurisdiction	33
SCHEDULE 1 Warranties		35
SCHEDULE 2 Documents to be delivered to the Bookrunner in accordance with Clause 3 (Delivery of documents)		52
SCHEDULE 3 Certificate from the Company to the Bookrunner		53
SCHEDULE 4 Placing Term Sheet		54
SCHEDULE 5 US Investor Letter		57
SCHEDULE 6 Non-US Investor Letter		61
SCHEDULE 7 Registration Rights		63

i

DATED 12 March 2024

PARTIES

(1) RENALYTIX PLC, a public limited company incorporated in England and Wales with registered number 11257655 whose registered office is at Finsgate, 5-7 Cranwood Street, London, EC1V 9EE, United Kingdom (the "Company"); and

(2) STIFEL NICOLAUS EUROPE LIMITED, incorporated and registered in England and Wales with registration number 03719559 whose registered office is at 4th Floor, 150 Cheapside, London EC2V 6ET, United Kingdom (the "Bookrunner" or “Stifel”),

each, a "party" and together, the "parties" to this agreement (the "Agreement").

BACKGROUND

(A) The Company was incorporated on 15 March 2018 under the Companies Act 2006 as a public limited company under the name Renalytix AI plc. On 23 June 2021, its name was changed to Renalytix plc. The Company's Ordinary Shares are traded on AIM and the Company’s ADSs are traded on Nasdaq.

(B) The Company proposes to raise approximately £7.8 million before expenses by way of a Placing of the Placing Shares on AIM at 20 pence per Placing Share (the “Placing Price”), the number of which will be established by the Bookbuild and set out in the executed Placing Term Sheet.

(C) The Bookrunner has agreed, upon the terms and subject to the conditions set out in this Agreement and in reliance upon the various warranties, representations, indemnities and undertakings contained in this Agreement, to use its reasonable endeavours as agent on behalf of the Company to procure subscribers for the Placing Shares. The Placing is not underwritten.

(D) The implementation of the Placing will involve:

(i) the issue of up to 31,600,556 Placing Shares, which the Company may issue without further approval of the Company’s shareholders at a general meeting of the Company, provided that if the Placing Price is below the minimum price prescribed by Nasdaq rules for issuances without shareholder approval, this number should be no greater than 19.9% of the Ordinary Shares outstanding as of the date of this Agreement; and

(ii) to the extent the Placing requires the issue of Placing Shares above the number set out at (D)(i) above, the issue of additional Placing Shares conditional on the approval of the Resolutions at a general meeting of the Company.

(E) The Placing is to be made by the Company and the Bookrunner (i) outside the United States only in “offshore transactions” within the meaning of, and pursuant to, Regulation S of the US Securities Act, and (ii) in the United States, only to persons reasonably believed to be "qualified institutional buyers" ("QIBs") as defined in Rule 144A(a) under the US Securities Act, in transactions not involving any "public offering" within the meaning of Section 4(a)(2) of the US Securities Act or that are otherwise exempt from or not subject to the registration requirements of the US Securities Act.

(F) Applications are proposed to be made by the Bookrunner, as nominated adviser to the Company, to the London Stock Exchange for the Placing Shares to be admitted to trading on AIM.

OPERATIVE PROVISIONS

1. Definitions and Interpretation

1.1 In this Agreement:

"Accounts" means the audited consolidated balance sheet, income statement and cashflow statement (including notes thereon) of the Group drawn up as at and for the period ended on the Accounts Date;

"Accounts Date" means 30 June 2023;

"Admission" means the First Admission and/or the Second Admission;

"ADSs" means American depositary shares, each representing two Ordinary Shares;

"Affiliate" has the meaning ascribed to it in Rule 405 under the US Securities Act, as applicable, and "Affiliates" shall be construed accordingly;

"AIM" means the AIM market operated by the London Stock Exchange;

"AIM Rules" means the AIM Rules for Companies and the AIM Rules for Nominated Advisers, together;

"AIM Rules for Companies" means the AIM Rules for Companies as issued by the London Stock Exchange, from time to time;

"AIM Rules for Nominated Advisers" means the AIM Rules for Nominated Advisers as issued by the London Stock Exchange, from time to time;

"Allocation Policy" means the policy agreed between the Bookrunner and the Company in connection with the allocation of the Placing Shares to the Placees;

"Anti-Corruption Law" means:

(a) any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions 1997;

(b) the US Foreign Corrupt Practices Act of 1977, as amended;

(c) the UK Bribery Act 2010; and

(d) the Corruption of Foreign Public Officials Act (S.C. 1998, c.34),

to the extent that each is applicable to the Group and any similar law or regulation applicable to the Group;

"Anti-Money Laundering Laws" means the applicable:

(a) financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended;

(b) anti-money laundering statutes of all jurisdictions where any Group Company conducts business, the rules and regulations thereunder; and

(c) any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency;

"Articles" means the articles of association of the Company in force at the date of this Agreement;

"Blocking Regulation" means the EU Regulation (EU) 2271/96 (as amended), as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018;

"Board of Directors" means the board of directors of the Company;

“Bond Agreement” means the bond agreement in respect of the issuance of the Bonds dated 31 March 2022 as amended and restated on 5 April 2022 between the Company and the Initial Bondholder (as defined in the Bond Agreement);

“Bonds” means the US$21,200,000 Amortising Senior Convertible Bonds due 2027 issued by the Company pursuant to the Bond Agreement;

"Bookbuild" means the accelerated bookbuilding process to be conducted by the Bookrunner in relation to the Placing;

"Bookrunner" means Stifel in its role as Bookrunner for the Company;

"Bookrunner's Counsel" means, in relation to English law, Goodwin Procter (UK) LLP of 100 Cheapside, London EC2V 6DY, United Kingdom and in relation to US law, Goodwin Procter LLP of The New York Times Building, 620 Eighth Avenue, New York 10018-1405, United States of America;

"Bookrunner’s Counsel’s US Legal Opinion" means the legal opinion to be issued by Bookrunner’s Counsel on the date of the First Closing and Second Closing relating to certain matters under US securities laws;

"Business Day" means any day, other than a Saturday or Sunday, when clearing banks are open for business in London, United Kingdom;

"CFA 2017" means the UK Criminal Finances Act 2017;

"Claim" means any and all actions, awards, claims, demands, judgments, proceedings (in each case, whether or not successful, compromised or settled), investigations or regulatory enquiries (in either case, whether or not settled) in any jurisdiction whether actual, pending or threatened and whether arising before or after signature of this Agreement;

"COB Rules" means the rules set out in the conduct of business sourcebook of the FCA Handbook;

"Companies Act" has the meaning given to it in section 2 of the Companies Act 2006;

"Company’s Counsel US Legal Opinion" means the legal opinion, in the agreed form of the Company's US Counsel addressed to the Bookrunner stating that it is not necessary to register the offer and sale of the Placing Shares under the US Securities Act;

"Company's Solicitors" means, in relation to English law, Cooley (UK) LLP of 22 Bishopsgate London, EC2N 4BQ, United Kingdom;

"Company's US Counsel" means, in relation to US law, Cooley LLP of 500 Boylston Street, 14th Floor, Boston, Massachusetts 02116-3736, United States of America;

"Condition" means a condition set out in Clause 2.1 and "Conditions" shall be construed accordingly;

"Data Protection Laws" has the meaning given in Warranty 24.4;

"Directors" means the directors of the Company as at the date of this Agreement, each a "Director";

"DTRs" means the Disclosure Guidance and Transparency Rules sourcebook published by the FCA from time to time;

"Engagement Letter" means the letter agreement between the Company and the Bookrunner dated 6 February 2024;

"English Legal Opinion" means the agreed form legal opinion of the Company's Solicitors addressed to the Bookrunner regarding, inter alia, English corporate law matters;

"Environmental Laws" has the meaning given in Warranty 30.1;

"FCA" means the Financial Conduct Authority;

"FCA Handbook" means the handbook of rules and guidance of the FCA made pursuant to FSMA;

"Finally Judicially Determined" means as determined or awarded by any court of competent jurisdiction or in any arbitration in each case from which there is no further appeal or from which the time period for appeal has lapsed or from which the right to appeal has been waived in writing by the relevant party;

"First Admission" means the admission of the First Tranche Placing Shares to trading on AIM becoming effective in accordance with the AIM Rules;

"First Closing" means the completion of the allotment and issue of the First Tranche Placing Shares;

"First Resale Registration Statement" means a registration statement on Form S-3 (or such other form as is then available to the Company) registering the resale of the First Tranche Placing Shares;

"First Tranche Placing Shares" means 19,986,031 Placing Shares;

"Foreign Jurisdiction" has the meaning given to it in Clause 26.3;

"Foreign Proceedings" has the meaning given to it in Clause 26.3;

"FSMA" means the UK Financial Services and Markets Act 2000, as amended;

"GDPR" has the meaning given in Warranty 24.5;

"General Meeting" means the general meeting of the Shareholders of the Company proposed to be held after the date of this Agreement, to be convened by the notice of General Meeting set out in the Proxy Statement;

"Group" means the Company and its subsidiary undertakings from time to time and as at the date of this Agreement;

"Group Company" means every company which is a member of the Group (including the Company) and "Group Companies" shall be construed accordingly;

"Health Care Laws" has the meaning given in Warranty 13.1;

"HIPAA" has the meaning given in Warranty 24.5;

"HMRC" means His Majesty's Revenue and Customs (which shall include its predecessors, the Inland Revenue and HM Customs and Excise);

"Indemnified Persons" means the Bookrunner, the Bookrunner's Affiliates and each of the Bookrunner's and its Affiliates' respective directors, officers, agents and employees (in each case whether present or future) and "Indemnified Person" shall be construed accordingly;

"Indemnities" means the indemnities set out or referred to in Clause 9 (Indemnities);

"Intellectual Property" has the meaning given in Warranty 23.1;

"Investor Letters" means, collectively, the US Investor Letter and the Non-US Investor Letter;

"Investor Presentation" means the presentation slides in the agreed form prepared by the Company and used by it in meetings with institutional investors in connection with the Placing;

"IT Systems" has the meaning given in Warranty 24.1;

"London Stock Exchange" or "LSE" means London Stock Exchange plc;

"Long Stop Date" means 30 June 2024;

"Losses" means any and all losses, damages, costs, charges, demands, expenses (including properly incurred legal fees and disbursements) or liabilities of any nature and taxes and in any jurisdiction whether arising before or after the date of this Agreement and "Loss" shall be construed accordingly;

"MAR" means Regulation (EU) No. 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, and from 1 January 2021 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018;

"Market Rules" means any law, regulation or stock or financial market rule, or policy statement, ruling, order or other regulatory instrument of any securities regulatory authority in the UK, the US or any other jurisdiction in which the Placing Shares are offered or sold, applicable to the Company or its Ordinary Shares and/or ADSs, including, without limitation, the AIM Rules, the rules and regulations of the LSE, MAR, the DTRs, the US Securities Act and the US Exchange Act;

"Material Adverse Change" means a circumstance that (i) would reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, business, prospects, management, shareholders’ equity or properties of the Group taken as a whole;

"Nasdaq" means The Nasdaq Global Market;

"Non-US Investor Letter" means the letter to be sent to Placees other than US Placees in the form set out in Schedule 6 (Reg S Investor Letter);

"Notification" has the meaning given to it in Clause 5.4;

"OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

"Ordinary Shares" means the ordinary shares of £0.0025 each in the share capital of the Company;

"Personal Data" has the meaning given in Warranty 24.5;

"Placees" means persons to be procured by the Bookrunner pursuant to this Agreement who agree to subscribe for Placing Shares;

"Placing" means the placing of the Placing Shares by the Bookrunner pursuant to this Agreement and the Placing Documents;

"Placing Announcement" means the placing announcement in the agreed form relating to the Placing;

"Placing Documents" means together the Placing Announcement, the Placing Terms and Conditions, the Placing Term Sheet, the Investor Presentation and the Placing Results Announcement;

"Placing Price" means 20 pence per Placing Share;

"Placing Proceeds" means the amount equal to the product of the Placing Price and the number of Placing Shares and which shall be payable by the Placees and as recorded in the Placing Term Sheet;

"Placing Results Announcement" means the press announcement in the agreed form (subject to insertion of the precise number of Placing Shares to be subscribed for by the Placees at the Placing Price) giving details of the results of the Placing;

"Placing Shares" means the new Ordinary Shares proposed to be allotted and issued by the Company as set out in the Placing Term Sheet fully paid up pursuant to the Placing in accordance with the terms of this Agreement following the Bookbuild, including, for the avoidance of doubt, both the First Tranche Placing Shares and the Second Tranche Placing Shares;

"Placing Term Sheet" means the term sheet in relation to the Placing to be entered into by the Company and the Bookrunner following the Bookbuild and in the form set out in Schedule 4 (Placing Term Sheet);

"Placing Terms and Conditions" means the terms and conditions of the Placing in the agreed form as set out in the Placing Announcement;

"Pricing Board Written Resolutions" means the written resolutions of the Board of Directors, or a duly authorised committee thereof, authorising, inter alia, the execution by the Company of this Agreement, the implementation of the Placing by the Bookrunner on behalf of the Company, the launch of the Bookbuild, and the issue of the Placing Announcement, in the agreed form;

"Proceeding" has the meaning given in Warranty 13.2;

"Prod Rules" means the rules contained in the FCA's Product Intervention and Product Governance Sourcebook;

"Prospectus Regulation Rules" means the latest edition of the "Prospectus Regulation Rules" made pursuant to section 73A of FSMA;

"Proxy Statement" means the proxy statement to be filed with the SEC and made available to the Shareholders of the Company setting out details of the General Meeting;

"Register" means the register of members of the Company;

"Registrars" means the Company's registrars being Link Group of Central Square, 29 Wellington Street, Leeds LS1 4DL, United Kingdom;

"Regulation D" means Regulation D under the US Securities Act;

"Regulation S" means Regulation S under the US Securities Act;

"Regulatory Agencies" has the meaning given in Warranty 25.4;

"Regulatory Authorisations" has the meaning given in Warranty 13.2;

"Regulatory Information Service" means any of the services set out in the list of Primary Information Providers maintained by the FCA;

"Reports" has the meaning given in Warranty 13.2;

"Resolutions" means the resolutions to be set out in the notice of General Meeting to be contained in the Proxy Statement, to authorise the issue of the Second Tranche Placing Shares pursuant to the Placing;

"Rule 144A" means Rule 144A of the US Securities Act;

"Sanctioned Country" means any country, region or territory that is, or whose government is, the subject or the target of Sanctions (which includes, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea regions of Ukraine, Russia, the Republic of Cuba, the Islamic Republic of Iran, North Korea and the Syrian Arab Republic);

"Sanctions" means any applicable sanctions administered or enforced by the US Government, (including, without limitation OFAC or the US Department of State and including, without limitation, the designation as a "specially designated national" or "blocked person"), the United Nations Security Council, the European Union, His Majesty's Treasury, or any other relevant sanctions authority;

"SEC" means the United States Securities and Exchange Commission;

"SEC Reports" means, collectively, all reports, schedules, forms, statements and other documents required to be filed by the Company under the US Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since 1 January 2021 (including the exhibits thereto and documents incorporated by reference therein);

"Second Admission" means the admission of the Second Tranche Placing Shares to trading on AIM becoming effective in accordance with the AIM Rules;

"Second Closing" means completion of the allotment and issue of the Second Tranche Placing Shares;

"Second Resale Registration Statement" means a registration statement on Form S-3 (or such other form as is then available to the Company) registering the resale of the Second Tranche Placing Shares;

"Second Tranche Placing Shares" means such number of Placing Shares equal to the aggregate number of Placing Shares minus the First Tranche Placing Shares;

"Shareholders" means holders of Ordinary Shares from time to time;

"Signing Board Written Resolutions” means the written resolutions of the Board of Directors, or a duly authorised committee of the Board of Directors, authorising, inter alia, the allotment of the First Tranche Placing Shares to the persons notified to the Company by the Bookrunner, in the agreed form;

"Studies" has the meaning given in Warranty 25.1;

"Supplementary Placing Announcement" means any supplementary placing announcement prepared in accordance with Clause 4.2;

"Taxation" or "Tax" means all taxes, levies, imposts, duties, contributions, deductions, charges and withholdings of whatsoever nature whenever and wherever imposed by a Taxation Authority or pursuant to fiscal legislation and without prejudice to the generality of the foregoing includes:

(a) within the United Kingdom, income tax, corporation tax, capital gains tax, value added tax, duties, inheritance tax, social security contributions, stamp duty and stamp duty reserve tax;

(b) outside the United Kingdom, identical or substantially similar taxes to those United Kingdom taxes referred to above together with all other taxes on gross and net income, profits or gains, receipts, sales, use, occupation, franchise, added value and personal property; and

(c) all penalties, charges, surcharges, fines and other similar amounts and interest included in or relating to any of the above regardless of whether such taxes or other matters referred to in paragraph (a) are directly or primarily chargeable against or attributable to a Group Company or any other person, firm or company and regardless of whether a Group Company has or may have any right of reimbursement against any other person;

"Taxation Authority" means HMRC and any other governmental, state, federal or other fiscal, revenue, customs or excise authority, department, agency, body or office whether in the United Kingdom or elsewhere in the world having authority or jurisdiction for any Tax purpose;

"Third Party Distributor" means, for the purposes of Clause 25.4, any third party with whom the Bookrunner enters into an arrangement in connection with the Placing;

"UK Product Governance Requirements" means the product governance requirements contained in the Prod Rules;

"UK Public Information" means all information released by or on behalf of the Company pursuant to Market Rules or released through a Regulatory Information Service;

"US" or "United States" means the United States of America, its territories and possessions and any of the United States of America and the District of Columbia and other areas subject to its jurisdiction;

"US Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"US Investor Letter" means the letter to be sent to US Placees in the form set out in Schedule 5 (US Investor Letter);

"US Person" has the meaning given to such term in Regulation S;

"US Placees” means Placees located in the United States;

"US Securities Act" means the United States Securities Act of 1933, as amended;

"VAT" means United Kingdom value added tax;

"Verification Materials" means the materials collated by the Company, the Company's Solicitors and the Company’s US Counsel for the purpose of verifying the statements and information in the Investor Presentation and the Placing Announcement in the agreed form; and

"Warranties" means the representations and warranties contained in Clause 8 (Warranties) and Schedule 1 (Warranties).

1.2 In this Agreement, unless otherwise stated, reference to:

(a) a statute or statutory provision includes a reference to:

(i) any statutory amendment, consolidation or re-enactment of it from time to time;

(ii) all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it from time to time; and

(iii) any statute or statutory provision of which it is an amendment, consolidation or re-enactment;

(b) a "person" includes a legal or natural person, partnership, association, trust, company, corporation, joint venture, government, state or agency of the state or other body;

(c) a governmental, local governmental, regulatory or administrative authority or agency includes its successors;

(d) a Clause or Schedule is to a clause of or schedule to, this Agreement and any reference to this Agreement includes its Schedules;

(e) the terms "subsidiary", "parent undertaking" and "subsidiary undertaking" shall be interpreted in accordance with the Companies Act 2006;

(f) "material" shall mean material in the context the Company and/or the Group (taken as a whole) and/or material for disclosure to investors in the Placing or otherwise material in the context of the Placing and/or Admission as the context requires and "materially" shall be construed accordingly;

(g) "to the extent that" and "if and to the extent that" both mean "if and then only in so far as"; they shall operate in a measured way, proportionate to the degree to which the relevant condition, matter or circumstance has been satisfied, exist or is the case; and they do not mean simply "if"; and

(h) references to any English statutory provision or English legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to refer to and include a reference to that which most nearly corresponds to the English statutory provision or English legal term in that jurisdiction.

1.3 In this Agreement, the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

1.4 The headings in this Agreement are for ease of reference only and are to be ignored when interpreting this Agreement.

1.5 Any reference to any document being "in the agreed form" is to that document (i) in the form signed or initialed by or on behalf of the Company and the Bookrunner for identification or (ii) confirmed by the Bookrunner's Counsel and the Company's Solicitors in writing (including without limitation by email) as being in agreed form.

2. Conditions

2.1 The obligations of the Bookrunner under this Agreement in respect of the Placing are conditional upon each of the following:

(a) in respect of the Second Tranche Placing Shares only, the passing of the Resolutions (without amendment) at the General Meeting (and not, except with the written agreement of the Bookrunner, at any adjournment of such meeting);

(b) the release of the Placing Announcement through a Regulatory Information Service by not later than 6.00 p.m. (GMT) on the date of this Agreement;

(c) the Placing Term Sheet having been agreed and duly signed by the Bookrunner and the Company by 5.00 p.m. (GMT) on the Business Day following the date of this Agreement (or by such later time/date as the Company and the Bookrunner may agree);

(d) the delivery by the Company to the Bookrunner's Counsel (on behalf of the Bookrunner) of each of the documents to be delivered in accordance with Clauses 3.1 and 3.2 (Delivery of Documents);

(e) in respect of the First Closing only, the delivery by the Company to the Bookrunner's Counsel (on behalf of the Bookrunner) of each of the documents to be delivered in accordance with Clauses 3.3 (Delivery of Documents);

(f) in respect of the Second Closing only, the delivery by the Company to the Bookrunner’s Counsel (on behalf of the Bookrunner) of each of the documents to be delivered in accordance with Clause 3.4 (Delivery of Documents);

(g) the release of the Placing Results Announcement through a Regulatory Information Service by no later than 5.00 p.m. (GMT) on the first Business Day after the date of this Agreement (or such other time and/or date as the Company and the Bookrunner may agree);

(h) the First Tranche Placing Shares having been issued and allotted in the manner described in Clause 5.5;

(i) in respect of the Second Tranche Placing Shares only, the Second Tranche Placing Shares having been issued and allotted in the manner described in Clause 5.6;

(j) in respect of the Second Tranche Placing Shares only, the Company procuring that the Proxy Statement (or a letter notifying those Shareholders who have opted to receive communications electronically that a copy of the Proxy Statement is available on the Company’s website) is sent to each Shareholder by no later than the twenty Business Day following the date of the Placing Term Sheet;

(k) the Warranties being true and accurate and not misleading as of the date of this Agreement, the date of any Supplementary Placing Announcement, the date of the Placing Term Sheet and at all times up to and immediately prior to (i) First Closing or (ii) in respect of the Second Tranche Placing Shares only, Second Closing, as though they had been given and made on such dates by reference to the facts and circumstances then subsisting, and no matter having arisen prior to (i) First Closing or (ii) in respect of the Second Tranche Placing Shares only, Second Closing which might reasonably be expected to give rise to a claim under Clause 9 (Indemnities);

(l) each statement contained in each Placing Document being true and accurate and not misleading as of the date of this Agreement, the date of any Supplementary Placing Announcement, the date of the Placing Term Sheet and at all times up to and immediately prior to (i) First Closing or (ii) in respect of the Second Tranche Placing Shares only, Second Closing, as though they had been given and made on such dates by reference to the facts and circumstances then subsisting, and no matter having arisen which would, if the Placing Documents were to be issued at that time, constitute an inaccuracy or omission therefrom which in the opinion of the Bookrunner, acting in good faith, is material in the context of the Placing, First Admission, Second Admission or any of the transactions contemplated by this Agreement;

(m) the Bookrunner not having terminated this Agreement in accordance with Clause 10 (Termination) prior to First Closing in respect of the First Tranche Placing Shares or Second Closing in respect of the Second Tranche Placing Shares;

(n) the Company complying with its obligations under this Agreement to the extent that the same fall to be performed prior to (i) First Closing or (ii) in respect of the Second Tranche Placing Shares only, Second Closing; and

(o) in the Bookrunner's opinion acting in good faith, there not having occurred since the date of this Agreement a Material Adverse Change (whether or not foreseeable at the date of this Agreement) prior to First Closing or, in respect of the Second Tranche Placing Shares only, Second Closing.

2.2 The Company agrees to use its reasonable endeavours to fulfil or, at the Company's own expense, to procure the fulfilment of the Conditions set out in Clause 2.1(a) by the time and/or date specified and, subject to the Bookrunner signing the Placing Term Sheet, the Company undertakes to the Bookrunner to use its reasonable endeavours to fulfil or, at the Company's own expense, to procure the fulfilment of, the Conditions by the times and dates stated in Clause 2.1.

2.3 Subject to Clauses 2.4 and 2.5, if any Condition has not been fulfilled on or before the time and date set for its fulfilment or becomes incapable of being fulfilled (subject to the Bookrunner not exercising its rights under Clause 2.6 to waive or extend the time for fulfilment of the Condition), this Agreement and the rights and obligations contained in it shall (save as provided below) terminate and have no further effect and:

(a) no party to this Agreement will have any claim against any other party except for accrued rights or obligations under this Agreement and all fees, costs or expenses (other than commissions and the corporate advisory fee payable under Clause 11) will remain payable;

(b) the Company will procure that any application for First Admission and/or Second Admission be withdrawn and that First Admission and/or Second Admission will not become effective;

(c) the Company shall, if so requested by the Bookrunner, make an announcement via a Regulatory Information Service and/or publish a press announcement in such form as the Bookrunner may reasonably require; and

(d) the provisions of Clause 1 (Definitions and interpretation), this Clause (d), Clause 8 (Warranties), Clause 9 (Indemnities), Clause 11 (Fees, commissions and expenses) and Clause 13 (Survivorship) to Clause 26 (Governing law and jurisdiction) will remain in full force and effect.

2.4 If any of the Conditions set out in Clauses 2.1(b), 2.1(c), 2.1(d), 2.1(g), 2.1(h), 2.1(k) (in respect of the First Tranche Placing Shares only), 2.1(l) (in respect of the First Tranche Placing Shares only), 2.1(m) (in respect of the First Tranche Placing Shares only), 2.1(n) (in respect of the First Tranche Placing Shares only) or 2.1(o) (in respect of the First Tranche Placing Shares only) are not fulfilled (or waived in whole or in part by the Bookrunner in accordance with Clause 2.6) by the time and dates set out in Clause 2.1 or if none is specified, by 8.00 a.m. on the Long Stop Date or this Agreement is terminated in accordance with its terms, the Company will not publish any announcement relating to the Placing without the prior written consent of the Bookrunner, provided that the Company shall be permitted to release such announcements without consultation with the Bookrunner if and then only to the extent necessary to ensure compliance with the Market Rules.

2.5 If any of the Conditions set out in Clauses 2.1(a), 2.1(f), 2.1(i), 2.1(j), 2.1(k) (in respect of the Second Tranche Placing Shares only), 2.1(l) (in respect of the Second Tranche Placing Shares only), 2.1(m) (in respect of the Second Tranche Placing Shares only), 2.1(n) (in respect of the Second Tranche Placing Shares only) or 2.1(o) (in respect of the Second Tranche Placing

Shares only) has not been fulfilled on or before the time and date set for its fulfilment or becomes incapable of being fulfilled (subject to the Bookrunner not exercising its rights under Clause 2.6 to waive or extend the time for fulfilment of the Condition) after First Closing, this Agreement and the rights and obligations contained in it shall terminate (in accordance with Clause 2.3) in respect of the Second Tranche Placing Shares only.

2.6 The Conditions (other than those set out in Clauses 2.1(a), 2.1(b), 2.1(c), 2.1(g), 2.1(h) and 2.1(i)) may be waived, in whole or in part, by notice in writing given by the Bookrunner to the Company and the respective dates and times for satisfaction of the conditions may be extended (but not beyond 8.00 a.m. on the Long Stop Date) by notice in writing given by the Bookrunner to the Company (in which case appropriate adjustment will be made to the other dates and times specified in this Agreement).

3. Delivery of Documents

3.1 Simultaneously with the execution of this Agreement (or immediately thereafter if the context requires), the Company shall procure to be delivered to the Bookrunner's Counsel, on behalf of the Bookrunner, the documents set out in Part A of Schedule 2 (Documents to be delivered to the Bookrunner in accordance with Clause 3 (Delivery of documents)).

3.2 Prior to the issue of the Placing Results Announcement, the Company shall procure to be delivered to the Bookrunner's Counsel, on behalf of the Bookrunner, the documents set out in Part B of Schedule 2 (Documents to be delivered to the Bookrunner in accordance with Clause 3 (Delivery of documents)).

3.3 The Company shall by no later than 5.00 p.m. (GMT) on the Business Day prior to First Closing procure to be delivered to the Bookrunner's Counsel, on behalf of the Bookrunner, the documents set out in Part C of Schedule 2 (Documents to be delivered to the Bookrunner in accordance with Clause 3 (Delivery of documents)).

3.4 The Company shall by no later than 5.00 p.m. (GMT) on the Business Day prior to Second Closing procure to be delivered to the Bookrunner's Counsel, on behalf of the Bookrunner, the documents set out in Part D of Schedule 2 (Documents to be delivered to the Bookrunner in accordance with Clause 3 (Delivery of documents)).

3.5 The Company will procure that there is communicated or delivered to the Bookrunner all such information and additional documents (signed by the appropriate person where so required) as the Bookrunner may reasonably require to enable the Bookrunner to discharge its obligations under this Agreement and pursuant to the Placing generally.

4. Applications for Admission

4.1 The Company undertakes to the Bookrunner, at the Company's expense, in relation to Admission that it shall (to the extent not previously undertaken) instruct the Bookrunner in its capacity as nominated adviser to the Company, to submit the application to the London Stock Exchange for the admission to trading on AIM of:

(a) the First Tranche Placing Shares, following the First Resale Registration Statement having been filed with the SEC (which is expected to be within 45 days of the First Closing) and becoming effective; and

(b) the Second Tranche Placing Shares, subject to the passing of the Resolutions at the General Meeting and following the Second Resale Registration Statement having been filed with the SEC (which is expected to be within 45 days of the First Closing) and become effective, in accordance with the AIM Rules for Companies.

4.2 Without prejudice to the provisions of Clause 10 (Termination), where, after publication of the Placing Announcement (but before (i) First Admission or (ii) Second Admission), there is a significant change affecting any matter required to be included, or a significant new matter arises which would have been required to be included, in the Placing Announcement, the Company will immediately:

(a) disclose the change or matter to the Bookrunner in writing; and

(b) the Company shall, if so requested by the Bookrunner, prepare a Supplementary Placing Announcement and procure the publication of the same.

4.3 If a Supplementary Placing Announcement is published pursuant to Clause 4.2, reference to the Placing Announcement or to the Placing Documents in Clause 9 (Indemnities) and Clause 10 (Termination) shall be deemed to include the Supplementary Placing Announcement and the Warranties referred to in Clause 8 (Warranties) and set out in Schedule 1 (Warranties) shall be deemed to have been made and given in relation to the Placing Announcement as amended and supplemented by the Supplementary Placing Announcement as well as to the original Placing Announcement.

5. The Placing

5.1 Subject to the Conditions and otherwise on the terms set out in this Agreement, the Bookrunner will, as agent for the Company, use its reasonable endeavours to procure subscribers for the Placing Shares at the Placing Price on the basis of the information contained in the Placing Documents. In the event that subscribers are not obtained for all or any of the Placing Shares, there shall be no obligation on the Bookrunner to subscribe for such unplaced Placing Shares.

5.2 The Company irrevocably appoints and instructs the Bookrunner to act as its agent for the purposes of the Placing. The appointment confers on the Bookrunner, on behalf of the Company, all powers, authorities and discretions which the Bookrunner consider are necessary for or incidental to the carrying out of the Bookbuild and the Placing and the Company agrees to ratify and confirm everything which the Bookrunner shall lawfully do or have done in the exercise of such powers, authorities and discretions. The Bookrunner accepts such appointment on those terms.

5.3 Notwithstanding that the Bookrunner is acting as agent of the Company in connection with the Placing:

(a) the Bookrunner may receive and retain for its own benefit any commissions or brokerage or other benefit paid to or lawfully and properly received by them or their agents in connection with the Placing and shall not be liable to account to the Company for any such commissions, brokerage or other benefit; and

(b) any Placing Shares for which the Bookrunner (or any persons nominated by the Bookrunner) subscribe may be retained or dealt with by them (or such person) for its (or such person's) own use and benefit.

5.4 Following completion of the Bookbuild, and by no later than 12 noon (GMT) on the first Business Day after the date of this Agreement, the Bookrunner shall, following consultation with the Company, notify the Company of the number of Placing Shares resulting from the Bookbuild and details of the Placees procured for the Placing Shares (a "Notification"). Following such Notification, the Company will confirm to the Bookrunner whether it wishes to proceed with the Placing. If the Company confirms that it wishes to proceed with the Placing, the Bookrunner and the Company shall as soon as practicable thereafter enter into the Placing Term Sheet.

5.5 Following the execution by the Bookrunner and the Company of the Placing Term Sheet, each party confirms that the Placing Term Sheet shall form part of and shall be read in conjunction with this Agreement and the parties shall be bound accordingly. Where a Notification has been made and the Company does not enter into the Placing Term Sheet by 5.00 p.m. (GMT) on the first Business Day after the date of this Agreement, such action shall constitute a termination of this Agreement and the provisions of Clause 2.3 shall apply as if the Conditions have not been satisfied.

5.6 Following the execution of the Placing Term Sheet by the Company and the Bookrunner, the Board of Directors (or a duly authorised committee of such board) shall allot the First Tranche Placing Shares and the Company shall publish the Placing Results Announcement through a Regulatory Information Service.

5.7 Following the passing of the Resolutions at the General Meeting, the Board of Directors (or a duly authorised committee of such board) shall allot the Second Tranche Placing Shares.

5.8 The Company shall allot, conditional on the passing of the Resolutions at the General Meeting in respect of the Second Tranche Placing Shares, the Placing Shares, subject to the Articles, to such persons in certificated form as the Bookrunner shall require and in such denominations as may be notified to it by the Bookrunner.

5.9 The Placing Shares shall be subscribed for free from all liens, charges, encumbrances, equities and other third party rights of any nature whatsoever with all rights of any nature whatsoever attaching or accruing to them on or after the date of their issue.

5.10 The parties agree that the Placing is to be conducted by the Company and the Bookrunner (i) outside the United States to non-US Persons in offshore transactions (within the meaning given in Rule 902 of Regulation S), in reliance on Regulation S, and (ii) in the United States, only to a limited number of persons reasonably believed to be QIBs as defined in Rule 144A under the US Securities Act, in transactions not involving a public offering within the meaning of Section 4(a)(2) of the US Securities Act and which are exempt from or not subject to the registration requirements of the US Securities Act and applicable US state securities laws.

5.11 The Company acknowledges that the Bookrunner has consulted with the Company and agreed the allocation strategy with regard to the identity of the proposed Placees in accordance with the COB Rules and the Allocation Policy. For the avoidance of doubt, no allocations of Placing Shares shall be made without consultation and agreement with the Company save that the Bookrunner may make non-material amendments to the allocations for the purposes of resolving any rounding or similar errors or difficulties.

5.12 The Company shall give all such assistance and provide all such information as the Bookrunner may reasonably require for the making and implementation of the Placing and will do (or procure to be done) all such things and execute (or procure to be executed) all such documents as may be necessary, or as may be desirable in the opinion of the Bookrunner, to be given, provided, done or executed by the Company or by its officers, employees or agents in connection with the Placing.

6. Settlement

6.1 Registration

(a) The Company shall procure that each person to whom Placing Shares are allotted pursuant to Clause 5.6 or 5.7 is registered as the holder of such shares (without registration fee) as soon as practicable following (i) First Closing in respect of the First Tranche Placing Shares and (ii) Second Closing in respect of the Second Tranche Placing Shares.

(b) The Placing Shares will, as from the date when they are issued, rank in full for all dividends and other distributions declared, made or paid on the Ordinary Shares after the date of issue and otherwise rank pari passu in all respects with and be identical to the existing Ordinary Shares then in issue.

(c) The Company shall procure that definitive share certificates in the names of such persons entitled to such Ordinary Shares as the Bookrunner shall specify in respect of the Placing Shares are prepared by the Registrars for those persons as soon as practicable after (i) First Closing in respect of the First Tranche Placing Shares and (ii) Second Closing in respect of the Second Tranche Placing Shares. Such definitive share certificates shall be kept by the Registrar and there shall be no obligation on the

Company or the Registrar to despatch, post or mail such definitive share certificates to the persons named thereon. The Ordinary Shares issued pursuant to the Placing will all be held in certificated form and will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, RESOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, EXCEPT IF SUCH TRANSFER IS EFFECTED (A) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE OF CLAUSES (A)—(C), IN ACCORDANCE WITH ANY APPLICABLE LOCAL SECURITIES LAWS OR REGULATIONS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE HOLDER ACKNOWLEDGES THAT THE COMPANY RESERVES THE RIGHT PRIOR TO ANY SALE OR OTHER TRANSFER TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS AND OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT THE PROPOSED SALE OR OTHER TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(d) The Company shall, at its sole expense, upon appropriate notice from any Placee stating that Registrable Shares (as defined in Schedule 7) have been sold pursuant to an effective Registration Statement (as defined in Schedule 7), timely prepare and deliver certificates or book-entry shares representing the Placing Shares to be delivered to a transferee pursuant to the Registration Statement, which certificates or book-entry shares shall be free of any restrictive legends and in such denominations and registered in such names as such Placee may request. Further, the Company shall, at its sole expense, cause its legal counsel or other counsel satisfactory to the transfer agent:

(i) while a Registration Statement that registers a Placee’s Placing Shares is effective, to issue to the transfer agent a “blanket” legal opinion to allow:

(A) the legend on the Placing Shares to be removed, or

(B) sales without restriction pursuant to the effective Registration Statement, and

(ii) provide all other opinions as may reasonably be required by the transfer agent in connection with the removal of legends.

(e) A Placee may request that the Company remove, and the Company agrees to authorize the removal of, any legend from such Placing Shares, following the delivery by a Placee to the Company or the Company’s transfer agent of a legended certificate representing such Placing Shares:

(i) following any sale of such Placing Shares pursuant to Rule 144;

(ii) if such Shares are eligible for sale under Rule 144(b)(1);

(iii) following any sale of such Placing Shares pursuant to the effective Registration Statement; or

(iv) following any sale of such Placing Shares pursuant to the resale requirements of Regulation S.

(f) If a legend removal request is made pursuant to the foregoing, after receipt of the appropriate certificates or documentation from the holder, the Company will, no later than three (3) Trading Days (as defined in Schedule 7) following the delivery by a Placee to the Company or the Company’s transfer agent of a legended certificate representing such Placing Shares (or a request for legend removal, in the case of Placing Shares issued in book-entry form), deliver or cause to be delivered to such Placee a certificate representing such Placing Shares that is free from all restrictive legends or an equivalent book-entry position, as requested by the Placee. Certificates for Placing Shares free from all restrictive legends may be transmitted by the Company’s transfer agent to the Placee by crediting the account of the Placee’s prime broker with the Depository Trust Company (“DTC”) as directed by such Placee. The Company warrants that the Placing Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement.

(g) If a Placee effects a transfer of the Placing Shares in accordance with this Section 6.1(g), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Placee to effect such transfer. Such Placee hereby agrees that the removal of the restrictive legend pursuant to this Section 6.1(g) is predicated upon the Company’s reliance that such Placee will sell any such Shares pursuant to either the registration requirements of the US Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom. For the avoidance of doubt, the Company shall be responsible for any transfer agent fees or DTC fees with respect the removal of any legends with respect to any Placing Shares in accordance herewith.

(h) The Company confirms that it will provide the Registrars with all necessary authorisations and information to enable the Registrars to perform their duties as registrars in accordance with and as contemplated by this Agreement, the terms of the Placing Documents and any agreement between the Registrars and the Company. The Bookrunner confirms that it shall liaise with the Registrars on behalf of the Company, and the Company confirms that it shall, upon request by the Bookrunner, provide such information to the Registrars as shall reasonably be required.

6.2 Payment of proceeds

(a) Any and all amounts received by the Bookrunner in respect of the Placing Shares are received, subject only to Clause 6.2(b), as agent for and on behalf of the Company notwithstanding which the Bookrunner may retain any amounts permitted pursuant to Clause 11.3.

(b) The Company acknowledges and agrees that if this Agreement is terminated in accordance with Clause 10 (Termination) prior to First Closing or Second Closing in respect of the Second Tranche Placing Shares only, any and all amounts received by the Bookrunner in respect of the Placing Shares at the time of such termination shall be held by the Bookrunner as agent for and on behalf of the Placees procured by it.

(c) Subject to the Company complying with its obligations under Clause 2 (Conditions), Clause 3 (Delivery of Documents), Clause 4 (Applications for Admission), Clause 5 (The Placing) and Clause 6 (Settlement), the Bookrunner will pay to the Company (in cleared funds) a sum equal to the aggregate value at the Placing Price of the Placing Shares less the deductions made pursuant to Clause 11 (Fees, Commissions and expenses) in respect of fees, commissions and costs payable by the Company but otherwise free of deduction, set-off or withholding by 5.00 p.m, (London time) on or before the fifth Business Day after (i) First Closing in respect of the First Tranche Placing Shares and (ii) Second Closing in respect of the Second Tranche Placing Shares. Any such payments will be made by telegraphic transfer to the account of the Company in the relevant currency notified to the Bookrunner prior to the First Closing and Second Closing.

(d) The account of the Company referred to in Clause 6.2(c) is:

Bank:	[***]
Sort code:	[***]
Account name:	[***]
Account number:	[***]
IBAN:	[***]

(e) The payment by the Bookrunner of the amounts referred to in Clause 6.2(c) shall constitute an absolute discharge of any obligation of the Bookrunner to make payment to the Company in respect of the Placing Shares and the Bookrunner shall not be required to investigate the application of such amount.

(f) For the avoidance of doubt, the Bookrunner shall not be required to subscribe itself for any of the Placing Shares or to pay or procure payment of subscription monies for Placing Shares to the extent the Bookrunner has not itself received payment for the same.

6.3 Use of Placing Proceeds

(a) The Company hereby undertakes to the Bookrunner that it will apply the sums received by it pursuant to the Placing only for the purposes and in the amounts as set out in the Placing Announcement.

(b) The Company will not directly or indirectly use the proceeds it receives pursuant to the Placing, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity:

(i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions;

(ii) to fund or facilitate any activities of or business in any Sanctioned Country; or

(iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as bookrunner, underwriter, purchaser, advisor, investor or otherwise) of Sanctions.

7. Undertakings

7.1 Material transactions

The Company undertakes to the Bookrunner that neither it nor any other member of the Group shall between the date of this Agreement and the date 90 days after (i) the date of First Closing or (ii) the date of Second Closing, enter into any agreement, commitment or arrangement which is or may be material in the context of the business or affairs of the Group or which could materially affect the Placing, save to the extent that it relates to such a commitment or arrangement previously disclosed by the Company or which is disclosed in the Placing Announcement or the Proxy Statement, without having first obtained the Bookrunner’s prior written consent (not to be unreasonably withheld or delayed).

7.2 Restrictions on issues of shares and other securities by the Company

The Company will not without the prior written consent of the Bookrunner (not to be unreasonably withheld or delayed), during the period of 90 days after the date of the Placing Announcement, directly or indirectly:

(a) issue, offer, lend, mortgage, assign, charge, pledge, sell, contract to sell or issue, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of or announce any offering or issuance of any Ordinary Shares or any interest in Ordinary Shares or any securities convertible into or exchangeable for or substantially similar to Ordinary Shares or any interest in Ordinary Shares; or

(b) enter into any swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such swap or other transaction is to be settled by the delivery of Ordinary Shares or such other securities, in cash or otherwise.

The foregoing shall not apply to:

(a) the issue and offer by or on behalf of the Company of the Placing Shares;

(b) any issuance of ADSs or Ordinary Shares or securities convertible into or exercisable for Ordinary Shares or ADSs pursuant to the conversion or exchange of convertible or exchangeable securities outstanding as of the date of this Agreement;

(c) the grant and exercise of options and grant and settlement of other awards and the issuance of equity securities in connection therewith pursuant to the option, other equity incentive, and employee share purchase plans operated by the Company as at the date of this Agreement;

(d) the issue of Ordinary Shares (including Ordinary Shares represented by ADSs) to the holder(s) of the Bonds (whether pursuant to conversion of the Bonds, any amortisation or interest payment due on the Bonds or otherwise) to the Initial Bondholder (as defined in the Bond Agreement) pursuant to the terms and conditions in the Bond Agreement; and/or

(e) the issue of equity securities in connection with a transaction or proposal that has been previously disclosed by the Company or which is disclosed in the Placing Announcement or the Proxy Statement, including but not limited to issuance of equity securities in connection with the senior convertible bonds due in April 2027 issued to Heights Capital Ireland LLC.

7.3 Material information

The Company undertakes to the Bookrunner that, as soon as it becomes aware of the same, it shall notify the Bookrunner forthwith of any price sensitive information required to be disclosed under the Market Rules, material new factor, material mistake or material inaccuracy relating to the information contained in the Placing Documents, the SEC Reports or UK Public Information which arises or comes to its attention after the execution of this Agreement and prior to (i) the date of First Admission or (ii) the date of Second Admission and shall, if applicable, promptly prepare and release a further announcement in accordance with, and where required to do so by the Market Rules, provided that the Company shall not release nor cause to be released any such further announcement without the prior written consent of the Bookrunner and consultation with the Bookrunner, provided that the Company shall be permitted to release such an announcement without further consultation with the Bookrunner if and then only to the extent necessary to ensure compliance with the Market Rules, including without limitation Article 17 of MAR or the AIM Rules for Companies.

7.4 Omissions

The Company will continue until the date of settlement of the Placing Shares to make all reasonable enquiries to ensure that there are no material omissions from the Placing Documents or omissions from the Placing Documents of information required by the Market Rules.

7.5 Supply of information

The Company undertakes to the Bookrunner not to make, or authorise any other person to make, any press or public announcement, advertisement, statement or other communication concerning the Company or any other member of the Group, the Placing or otherwise relating to the condition (financial, legal, operational, trading or otherwise), earnings, business, management, properties, assets, rights, liabilities, profits, losses or prospects of the Company or any other member of the Group which is, or may be, material in the context of the business or affairs of the Company or the Group or in relation to the Placing (other than announcements made in the ordinary course of the Group’s business) between the date hereof and the date 120 days after (i) the date of First Closing or (ii) the date of Second Closing without having first furnished to the Bookrunner a copy of each such proposed announcement, advertisement, statement or other communication as far in advance as is reasonably practicable to enable them to comment thereon and having had the Bookrunner's prior written consent as to its contents and the manner and timing of its release (such consent not to be unreasonably withheld or delayed).

This paragraph 7.5 shall not apply in respect of any announcement that is required by law, the rules and regulations of the SEC or Nasdaq, or applicable regulation or the London Stock Exchange, provided that prior to the making of such announcement the Company shall (where practicable) consult with the Bookrunner as to the contents, manner and timing of the announcement and shall take into account all reasonable requests from the Bookrunner in relation thereto.

7.6 Consultation on future developments

During the period from the date of this Agreement until the date 120 days after (i) the date of First Closing or (ii) the date of Second Closing, the Company shall at all times discuss with the Bookrunner:

(a) any major new developments in its sphere of activity which are not public knowledge which may, by virtue of the effect of those developments on its assets and liabilities or financial position or on the general course of its business, lead to substantial movement in the price of the Ordinary Shares or any other listed securities of the Group;

(b) any change in the Company's financial condition or in the performance of its business or in the Company's expectation of its performance which, if made public, would be likely to lead to substantial movement in the price of the Ordinary Shares or any other listed securities of the Group; and

(c) any proposals or circumstances which may lead to any such developments or changes as set out in (a) or (b).

7.7 No amendments to Placing Documents

The Company undertakes that it will not, without the prior written consent of the Bookrunner, seek to modify, vary, amend or supplement any of the terms and conditions of any of the Placing Documents, or to extend the Bookbuild period, or grant any release, waiver or indulgence in relation to any obligation of another party to any such agreement or extend the time for performance of any such obligations.

7.8 Maintenance of admission to AIM

The Company undertakes that, save in connection with a transaction involving the acquisition of or an offer to acquire the whole of the issued share capital of the Company not held by or committed to the acquirer or its concert parties, it will use its reasonable efforts to ensure that the Ordinary Shares continue to trade on AIM until the first anniversary of (i) the date of First Closing or (ii) the date of Second Closing.

7.9 Share capital

Except with the prior written consent of the Bookrunner, the Company will not, prior to the date of (i) First Closing or (ii) Second Closing, declare, make or pay any dividend or other distribution on any of its share capital or increase, reduce or modify any part of its share capital.

7.10 Compliance with laws

The Company will comply with all applicable laws and regulations, including but not limited to FSMA, the Companies Act, the AIM Rules, the Prospectus Regulation Rules, MAR and the US Securities Act, so as to permit the completion of the Placing and the distribution of the Placing Shares as contemplated in this Agreement and the Placing Documents (as the case may be).

7.11 Compliance with securities laws

(a) The Company undertakes to the Bookrunner to conduct the Placing in accordance with the terms of this Agreement and in compliance with the Market Rules and not to take any action directly or indirectly that would require or constitute a public offering of the Placing Shares, in any jurisdiction nor to permit the distribution of any Placing Document or other material in any country or jurisdiction where it would be unlawful to do so or where further action for that purpose is required to be taken.

(b) The Company and the Bookrunner each undertake to each other that:

(i) neither it nor any affiliate (as defined in Rule 501(b) of the US Securities Act) nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Placing Shares in the United States;

(ii) neither it nor any affiliate (as defined in Rule 405 under the US Securities Act) nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts (as defined in Regulation S) with respect to the Placing Shares; and

(iii) the Placing Shares have not been and will not be registered under the US Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, any US Person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act.

(c) The Bookrunner undertakes that it and any persons acting on its behalf will offer or sell the Placing Shares pursuant to the Placing only (i) with respect to offers and sales outside the United States to non-US Persons, in offshore transactions (within the meaning given in Rule 902 of Regulation S) meeting the requirements of Regulation S, or (ii) with respect to offers and sales to US Persons, only to a limited number of persons reasonably believed to be QIBs as defined in Rule 144A under the US Securities Act, in transactions not involving a public offering within the meaning of Section 4(a)(2) of the US Securities Act.

(d) The Company will not allot, or authorise the offer or sale or issue of, any of the Placing Shares in circumstances where such allotment or authorisation would constitute a breach of applicable overseas securities laws, including without limitation the US Securities Act, the US Exchange Act and the US Investment Company Act.

(e) The Company will not, nor any Affiliate, or any person acting on its behalf (other than the Bookrunner, as to whom it makes no undertaking) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy or subscribe for any security or otherwise will negotiate in respect of any security which is or would be integrated with the sale of the Placing Shares or otherwise in a manner that would require the Placing Shares to be registered under the US Securities Act.

(f) So long as the Placing Shares are "restricted securities" within the meaning of Rule 144(a)(3) under the US Securities Act:

(i) the Company will not become an "open-end investment company", "unit investment trusts" or "face-amount certificate company", as such terms are defined in, and that is or is required to be registered under Section 8 of, the US Investment Company Act; and

(ii) the Company will provide at its expense to each holder of the Placing Shares and to each prospective purchaser (as designated by such holder) of the Placing Shares, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the US Securities Act at any time that the Company is neither subject to Section 13 or 15(d) of the US Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) under the US Exchange Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holder from time to time, of the Placing Shares.

7.12 Registration Rights

The Company undertakes to the Bookrunner that it will, subject to the terms of Schedule 7 (Registration Rights), file a Resale Registration Statement (as defined in Schedule 7) with the SEC (i) with respect to the Registrable Shares issued in the First Closing, on or before the date that is forty-five (45) days after the date of First Closing and (ii) with respect to the Registrable Shares issued in the Second Closing, on or before the date that is forty-five (45) days after the date of the Second Closing, in each case to register all of the Registrable Shares (as defined in Schedule 7) on Form S-3 under the US Securities Act (providing for shelf registration of such Registrable Shares under SEC Rule 415).

8. Warranties

8.1 The Company represents, warrants and undertakes to the Bookrunner in the terms of Schedule 1 (Warranties). The Warranties shall remain in full force and effect notwithstanding either First Closing or Second Closing.

8.2 Immediately before each of:

(a) the execution of the Placing Term Sheet;

(b) the date of the publication of any Supplementary Placing Announcement;

(c) First Closing;

(d) First Admission;

(e) Second Closing; and

(f) Second Admission,

the Company shall represent, warrant and undertake to the Bookrunner in the terms of Schedule 1 (Warranties) with reference to the facts and circumstances then subsisting (save that a reference to any fact, matter, event or circumstance existing, occurring or having occurred at or before the date of this Agreement shall also be construed as a reference to its existing, occurring or having occurred at or before the date on which the warranty is given pursuant to this clause).

8.3 The Company acknowledges that the Bookrunner has relied on the Warranties in entering into this Agreement. Each of the Warranties shall be construed as a separate warranty and shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement and any claims may be made whether or not the Bookrunner, prior to signing this Agreement, knew or could have discovered (whether by investigation made by it or on its behalf into the affairs of the Company or any Group Company) that such Warranty had not been complied with or carried out, or is otherwise untrue or misleading.

8.4 Where any of the Warranties are qualified by an expression of awareness, knowledge, information or belief, that Warranty shall be deemed to include an additional statement that it has been made after due and careful enquiry by the Company into the subject matter of that Warranty and the awareness, knowledge, information or belief of each Director shall be imputed to the Company.

8.5 The Company shall make due and careful enquiries during the period prior to (i) First Admission or (ii) Second Admission to ascertain whether any of the Warranties has become or is likely to become untrue or inaccurate or misleading.

8.6 If at any time prior to (i) First Admission or (ii) Second Admission:

(a) any breach of any of the Warranties or any matter, fact, circumstance or event which might reasonably be expected to give rise to such a breach shall come to the knowledge of the Company; or

(b) any matter, fact, circumstance or event shall come to the knowledge of the Company which, if the Warranties were repeated at such time, would render the Warranties untrue, inaccurate or misleading,

the Company will give immediate notice to the Bookrunner of the same upon becoming aware of such breach, matter, fact, circumstance or event.

8.7 If, at any time prior to (i) First Admission or (ii) Second Admission, the Bookrunner shall receive notification pursuant to Clause 8.6 or it shall otherwise become aware that any of the Warranties is or has become or is likely to become untrue, inaccurate or misleading either when given or if it were repeated at any time before First Admission or Second Admission by reference to the facts or circumstances existing at the time of repetition, the Bookrunner may (without prejudice to its right to terminate its obligations under this Agreement pursuant to Clause 10 (Termination)) require the Company, to the extent permitted by applicable law or regulation, at the Company's sole expense to make or cause to be made such announcement and/or despatch such communication as the Bookrunner, acting in good faith, may determine, provided that the Bookrunner shall be given reasonable opportunity to review and comment on such announcement or communication and the Company will not publish or despatch any announcement or communication without the prior written consent of the Bookrunner except to the extent necessary to ensure compliance with the Market Rules.

9. Indemnities

9.1 The Company hereby undertakes with the Bookrunner and its Indemnified Parties, to the fullest extent permitted by law, to indemnify and hold the Bookrunner and each of its respective Indemnified Parties harmless from and against any Losses which an Indemnified Party may suffer or incur and any Claims which may be made or threatened against an Indemnified Party whatsoever, in each case relating to, arising out of or in connection with the Placing, the First Closing, the Second Closing, the First Admission and/or the Second Admission, including, without limitation, a breach by the Company of its obligations or duties under the terms of this Agreement or Claims brought by any subscriber of any of the Placing Shares or any other person, governmental agency or regulatory body whatsoever. Further, the Company will indemnify and reimburse each Indemnified Party promptly and on demand for all costs and expenses (including properly incurred legal and other professional fees but excluding any recoverable value added tax (whether recoverable by way of credit or set-off)) which are incurred by that Indemnified Party in connection with investigating, preparing, complying with, defending, settling or compromising any such Claim or in establishing its right to be indemnified under this Agreement or in connection with any matter incidental to any of the foregoing, whether or not the Indemnified Party is a party or otherwise involved in such Claim and whether or not resulting in liability on the part of the Indemnified Party, including but not limited to:

(a) any of the Placing Documents not containing, or being alleged not to contain, all the information required to be stated in such Placing Documents; or

(b) any statement contained in any of the Placing Documents or any other document, announcement, public statement or other financial promotion issued by or on behalf of the Company in connection with the Placing, the First Closing, the Second Closing, the First Admission or Second Admission not being, or being alleged not to be, complete, true, accurate, fair or reasonable or being, or being alleged to be, misleading or any untrue statement or alleged untrue statement of a material fact contained in the Placing Documents or any other document, announcement, public statement or other financial promotion issued by or on behalf of the Company in connection with the Placing, the First Closing, the Second Closing, First Admission or Second Admission (or in any amendment or supplement thereto) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; or

(c) any breach, or alleged breach, by the Company of any of its obligations under this Agreement or any of the ancillary documents referred to in it; or

(d) any breach, or alleged breach, of any of the Warranties; or

(e) the issue, publication or dissemination of the Placing Documents or any other announcement or public statement made or issued by or on behalf of the Company in connection with the First Closing, the Second Closing, the First Admission, Second Admission or otherwise relating to the Placing; or

(f) the allotment and issue of the Placing Shares; or

(g) the performance by an Indemnified Party of its obligations under this Agreement or otherwise in connection with the Placing; or

(h) the implementation of the Placing by the Bookrunner, including contractual arrangements made with Placees in relation to the Placing Shares as contemplated by this Agreement and on the terms of the Placing Documents; or

(i) any breach, or alleged breach, by the Company or any of its Directors, agents, employees, officers or professional advisers, to comply with any laws or regulations of any country including, without limitation, any requirement of the Companies Act, MAR, FSMA, the AIM Rules or any other legal, statutory or regulatory requirement in relation to the Placing, provided that the Company shall not be liable in respect of a claim which arises out of, relates to or is based on any of the matters referred to in Clauses 9.1(g) and 9.1(h) (inclusive) with respect to an Indemnified Party, to the extent that the Losses have been Finally Judicially Determined to have arisen from:

(i) any Indemnified Party's fraud, wilful default or gross negligence; or

(ii) the Loss is for the reimbursement of a fine or penalty imposed upon any Indemnified Party under FSMA or the applicable regulatory system (as defined in the FCA Handbook);

(iii) the breach of any duty or liability which the Bookrunner or its affiliates may have to the Company under FSMA or the applicable regulatory system (as defined in the FCA Handbook); or

(iv) ordinary course corporation tax on the net income of such Indemnified Party arising on the fees or commissions to which such Indemnified Party is entitled under this Agreement.

9.2 The Bookrunner will be entitled to defend, compromise, settle and deal with any Claim as it may see fit. The Bookrunner will, to the extent reasonable and practicable in the circumstances and subject to any legal privilege, confidentiality restraints or to any requirement imposed by its insurers or the insurers of any of its other Indemnified Parties, consult with the Company and keep the Company informed in relation to any such Claim and supply the Company with such information and copies of relevant documents in relation to any Claim that the Company reasonably requests.

9.3 Without prejudice to the generality of Clause 9.1 and 9.4, the Company undertakes with the Bookrunner and each other Indemnified Party that if HMRC or any other applicable Taxation Authority brings into any charge to Taxation any sum payable under the indemnities contained in Clause 9.1 the amount so payable shall be increased by such additional amount as will ensure that the person to whom payment is made will retain, after payment of the tax so chargeable, the amount it would have retained had no such tax been payable.

9.4 The parties agree and undertake that all sums payable under this Agreement shall be paid in full, free and clear of all deductions or withholdings for or on account of Tax, unless the deduction or withholding is required by law. If any such deductions or withholdings are required by law to be made from any sums payable by the Company under this Agreement, the Company shall be obliged to pay such additional sum as will, after such deductions or withholdings have been made, leave the person to whom payment is made with the same amount as that person would have been entitled to receive in the absence of such requirement to make a deduction or withholding. For the avoidance of doubt, nothing in this Agreement shall confer any right of access on the Company to any records or other information of the Bookrunner or any other Indemnified Party.

9.5 To the extent that the Bookrunner or any other relevant Indemnified Party subsequently obtains any tax credit, allowance or repayment of tax as a result of the Company paying to that person any additional amount pursuant to Clause 9.3 or 9.4 or as a result of or in connection with the circumstances giving rise to the payment of any additional amount pursuant to Clause 9.3 or 9.4, that person shall notify the Company and shall remit to the Company an amount which equates to such part of such tax credit, allowance, repayment or relief as shall leave such Indemnified Party after such remittance in no better or worse position (having regard to the time value of money) than it would have been in had the payer not been required to make such increased payment to it. Such remittance shall be paid:

(a) insofar as the tax credit comprises a repayment of Taxation, within 10 Business Days of the receipt by the Bookrunner or the other Indemnified Party of any such repayment; and

(b) insofar as any tax credit comprises a relief, allowance, exemption, set-off, deduction or credit from, against or in respect of Taxation ("Relief"), within 10 Business Days of the date on which the Bookrunner or the other Indemnified Party utilises such Relief (being the date on which, but for the Relief, the Bookrunner or the relevant Indemnified Party would have been obliged to pay Taxation).

9.6 The Company agrees that, to the fullest extent permitted by law and applicable regulation, no Indemnified Party shall have any liability (whether direct or indirect) to the Company or any of its Affiliates or any of its or their respective directors, officers, employees and agents for or in connection with the Placing or any transactions or conduct in connection with the Placing except to the extent that any Losses incurred by the Company in connection with the Placing are Finally Judicially Determined to have arisen from any Indemnified Party's fraud, wilful default or gross negligence (in each case, other than in connection with the matters referred to in Clauses 9.1(a) to 9.1(f) (inclusive) and 9.1(i)).

9.7 Neither the Bookrunner nor any other Indemnified Party shall be liable for any loss of expected profit, opportunity or business or any indirect, special or consequential loss (howsoever arising) of the Company or any other person. Nothing in this Clause 9 shall apply in relation to any particular Loss to the extent that the application of this Clause 9 in relation to the Loss would have the effect of excluding or restricting any duty or liability which the Bookrunner may have to the Company under FSMA or the applicable regulatory system (as defined in the FCA Handbook).

9.8 Notwithstanding any rights or claims which the Company or any of the Directors, officers or employees of the Company may have or assert against any Indemnified Party in connection with this Agreement, the Placing or any of the other arrangements contemplated by the Placing Documents or this Agreement, no claim will be brought by the Company, the Directors, officers or employees of the Company against any director or any other officer and/or employee of any Indemnified Party in respect of any conduct, action or omission by the individual concerned in connection with this Agreement, the Placing, or any of the other arrangements contemplated by the Placing Documents or this Agreement, including the amount at which the Placing Price is fixed and the Company agrees to procure that no such claim is made by any member of the Group or any of its associated companies, directors or employees and to indemnify each such director, officer or employee of an Indemnified Party in respect of any loss or claim suffered or incurred by such a person in respect of such a claim. Nothing in this Agreement shall exclude or limit the liability of the Bookrunner (or any of its Affiliates) or any of their respective directors, employees or consultants to the Company (i) in respect of any fraud or fraudulent concealment on the part of any of them or (ii) to the extent that liability may not be excluded or limited by any applicable law or regulation.

9.9 The Company agrees that it will not, without the prior written consent of the Bookrunner, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Claim in respect of which indemnification may be sought under this Clause 9 by the Bookrunner or any other Indemnified Party (whether or not the Bookrunner or such other Indemnified Party is an actual or potential party to such Claim) unless such settlement, compromise or consent includes an unconditional and full release of the Bookrunner and/or such Indemnified Party from all liability arising out of such Claim and does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any Indemnified Party.

9.10 If the Company enters into any agreement or arrangement with any third party adviser ("Third Party Adviser") for the purpose of or in connection with the Placing, the terms of which provide that the liability of the Third Party Adviser to the Company is excluded or limited in any manner, and either the Bookrunner or any other Indemnified Party may have joint or joint and several liability with such Third Party Adviser to the Company arising out of the performance of its duties under this Agreement, the Company shall:

(a) not be entitled to recover any amount from the Bookrunner or any other Indemnified Party which, in the absence of such exclusion or limitation, the Bookrunner or such Indemnified Party would have been entitled to recover from such Third Party Adviser pursuant to the Civil Liability (Contribution) Act 1978;

(b) indemnify the Bookrunner and/or any other Indemnified Party in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

(c) take such other action as the Bookrunner and/or such other Indemnified Party may reasonably require to ensure they are not prejudiced as a consequence of such agreement or arrangement.

9.11 Any action to enforce Clauses 9.1, 9.3, 9.4, 9.6, 9.7, 9.1(i) or 9.10 may only be initiated by an Indemnified Party with the prior written consent of the Bookrunner, which consent may, if given, be given on and subject to such terms as the Bookrunner may determine.

9.12 All sums payable to an Indemnified Party pursuant to this Clause 9 shall be paid within 30 days of written demand by such Indemnified Party.

10. Termination

10.1 If at any time before First Closing, the Bookrunner becomes aware that:

(a) any statement contained in any Placing Document is or has become or has been discovered to be untrue, misleading or inaccurate or any matter has arisen which would, if the Placing Documents were to be issued at that time, constitute an inaccuracy or omission therefrom which in the opinion of the Bookrunner, acting in good faith, is material in the context of the Placing, First Admission or Second Admission or any of the transactions contemplated by this Agreement; or

(b) any of the Warranties was, when given, untrue, inaccurate or misleading; or

(c) any of the Warranties is not, or has ceased to be, true, accurate or not misleading (or would not be true, accurate or not misleading if then repeated) by reference to the facts subsisting at the time; or

(d) there has occurred a suspension or cancellation by the LSE or Nasdaq of trading in the Company's securities; or

(e) the Company has failed to comply with any of its obligations under this Agreement in any case which is material in the context of the Placing; or

(f) a matter has arisen in respect of which indemnification may be sought from the Company by an Indemnified Party under Clause 9; or

(g) a matter, fact, circumstance or event has arisen such that in the opinion of the Bookrunner, acting in good faith, a Supplementary Placing Announcement is required to be published; or

(h) there is introduced, or there is a public announcement of a proposal to introduce, any change in Market Rules or any other applicable law in the United Kingdom or the US, which does or is likely to prohibit or restrict the Placing, capital issues or stock markets or materially adversely affect the Group; or

(i) there has occurred, in the Bookrunner's opinion, acting in good faith, a Material Adverse Change,

then the Bookrunner may, acting in good faith and, to the extent practicable, following consultation with the Company, by notice in writing to the Company (or by orally communicating the same to the Company) terminate this Agreement with immediate effect.

10.2 If, at any time before First Closing, there occurs:

(a) any change, or development involving a prospective change, in national or international, military, diplomatic, monetary, economic, political, financial, industrial or market conditions or exchange rates or exchange controls, or any incident of terrorism or outbreak or escalation of hostilities or any declaration of a national emergency or war or any other calamity or crisis, in each case, in any jurisdiction; or

(b) a suspension of trading in securities generally on the LSE or Nasdaq or generally on any stock exchange or trading in any stock exchange or over-the-counter market is materially disrupted or minimum or maximum prices have been established on any such exchange; or

(c) a declaration of a banking moratorium in London or by the US federal or New York State authorities or the European Central Bank or any material disruption to commercial banking or securities settlement or clearance services in the US or the UK, which, in the opinion of the Bookrunner, acting in good faith, would or would be likely to prejudice materially the Company or the Placing or makes it impracticable or inadvisable to proceed with the Placing then the Bookrunner may, acting in good faith and, to the extent reasonably practicable, following consultation with the Company, by notice in writing to the Company (or by orally communicating the same to the Company), terminate this Agreement with immediate effect.

10.3 If at any time before Second Closing, the Bookrunner becomes aware that:

(a) any statement contained in any Placing Document is or has become or has been discovered to be untrue, misleading or inaccurate or any matter has arisen which would, if the Placing Documents were to be issued at that time, constitute an inaccuracy or omission therefrom which in the opinion of the Bookrunner, acting in good faith, is material in the context of the Placing or Second Admission or any of the transactions contemplated by this Agreement; or

(b) any of the Warranties was, when given, untrue, inaccurate or misleading; or

(c) any of the Warranties is not, or has ceased to be, true, accurate or not misleading (or would not be true, accurate or not misleading if then repeated) by reference to the facts subsisting at the time; or

(d) there has occurred a suspension or cancellation by the LSE or Nasdaq of trading in the Company's securities; or

(e) the Company has failed to comply with any of its obligations under this Agreement in any case which is material in the context of the Placing; or

(f) a matter has arisen in respect of which indemnification may be sought from the Company by an Indemnified Party under Clause 9; or

(g) a matter, fact, circumstance or event has arisen such that in the opinion of the Bookrunner, acting in good faith, a Supplementary Placing Announcement is required to be published; or

(h) there is introduced, or there is a public announcement of a proposal to introduce, any change in Market Rules or any other applicable law in the United Kingdom or the US, which does or is likely to prohibit or restrict the Placing, capital issues or stock markets or materially adversely affect the Group; or

(i) there has occurred, in the Bookrunner's opinion, acting in good faith, a Material Adverse Change,

then the Bookrunner may, acting in good faith and, to the extent practicable, following consultation with the Company, by notice in writing to the Company (or by orally communicating the same to the Company) terminate this Agreement with immediate effect.

10.4 If this Agreement is terminated under Clause 5.4 or by the Bookrunner under this Clause 10 (Termination):

(a) the Company shall procure that any application for First Admission and/or Second Admission is withdrawn and that First Admission and/or Second Admission does not occur;

(b) the Company shall, if so requested by the Bookrunner, make an announcement via a Regulatory Information Service and/or press announcement in such form as the Bookrunner may require; and

(c) the provisions of Clause 2.3 shall apply as if the Conditions set out in Clause 2.1 had not been fulfilled.

11. Fees, Commissions And Expenses

11.1 In consideration of the Bookrunner's services in connection with the Bookbuild and the Placing, the Company shall pay to the Bookrunner:

(a) subject to First Admission, a corporate advisory fee equal to £100,000; and

(b) an amount equal to 6% of the aggregate value of the Placing Shares at the Placing Price, payable upon (i) First Admission in respect of the First Tranche Placing Shares and (ii) Second Admission in respect of the Second Tranche Placing Shares (if any).

11.2 In addition to the corporate advisory fee and commission referred to in Clause 11.1, the Company shall pay all other costs, charges and expenses of and incidental to the First Admission, Second Admission, the Placing and the issue of any Placing Shares including, without limitation, all printing, advertising and distribution costs, London Stock Exchange fees, the fees of the Registrars, all accountancy, legal or other professional fees and expenses (including the legal fees and expenses of the Bookrunner, subject to a cap in respect of the Bookrunner’s legal fees of £90,000 plus VAT and disbursements) and all stamp duty and stamp duty reserve tax (if any) payable by the Placees subscribing for Placing Shares pursuant to the Placing Documents (together in all cases with any VAT thereon) and the Company shall reimburse the Bookrunner accordingly.

11.3 All fees, commissions, costs and expenses payable to the Bookrunner pursuant to Clause 11.1 or Clause 11.2 (including any VAT payable pursuant to Clause 11.4) may be satisfied by way of set-off of such fees, commissions, costs and expenses against the proceeds payable to the Company under this Clause 11. Set-off of these amounts under this Clause 11.3 will constitute the absolute discharge of the Company's obligations to pay those amounts, but only to the extent of the amounts deducted and no further. To the extent that payment is not set off in accordance with this Clause 11.3, the Company shall pay to the Bookrunner such fees, commissions, costs and expenses payable within five Business Days of being notified in writing by the Bookrunner in respect of the relevant amounts. Payment of such amounts (if any) to the Bookrunner will constitute the absolute discharge of the Company's obligations to pay those amounts.

11.4 Where in pursuance of Clause 11, a sum (the "relevant sum") is to be paid or reimbursed by the Company to the Bookrunner in respect of any amount and that amount includes an amount in respect of VAT (the "VAT element"), the Company shall pay an amount to the Bookrunner by reference to the VAT element calculated as follows:

(a) if the relevant sum constitutes for VAT purposes a reimbursement to the Bookrunner of any amount incurred by the Bookrunner for the supply of goods or services (other than falling within Clause 11.4(b), a sum equal to the proportion of the VAT element which the Bookrunner certifies represents irrecoverable input tax in the hands of the Bookrunner, that certificate to be conclusive in the absence of manifest error; or

(b) if the relevant sum constitutes for VAT purposes a disbursement and is a reimbursement of an amount incurred by the Bookrunner as agent for the Company, a sum equal to the whole of the VAT element.

11.5 Unless otherwise stated, all payments made pursuant to this Agreement are exclusive of VAT. Where a payment or reimbursement by the Company to the Bookrunner in respect of any amount constitutes consideration for any supply of services by the Bookrunner to the Company, the Company shall, in addition to the amounts otherwise payable, pay to the Bookrunner the amount of any VAT charged by the Bookrunner in respect of such supply, that payment to be made, save as set out in Clause 11.3, within five Business Days of the later of the Bookrunner requesting the same and receipt by the Company of an appropriate tax invoice from the Bookrunner.

12. Time of the Essence

Time shall be of the essence of this Agreement both as to any time, date or period mentioned in this Agreement and to any time, date or period substituted by agreement of the parties.

13. Survivorship

The warranties, indemnities, undertakings, agreements, and provisions contained in this Agreement shall remain in full force and effect notwithstanding completion of the Placing, First Admission and/or Second Admission for either of them.

14. Assignment

None of the parties may without the written consent of the others assign, transfer, grant any security interest over or hold on trust any of its rights or obligations under this Agreement or any interest in them.

15. Entire Agreement

15.1 This Agreement together with the Engagement Letter (together with the documents entered into under this Agreement or at the same time as it) constitute the whole agreement and understanding between the parties in relation to the Placing, provided that in the case of any conflict or inconsistency between the Agreement and the Engagement Letter, the provisions of this Agreement shall prevail.

15.2 Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

16. Further Assurance

The Company shall, at its own cost:

(a) execute any document and do anything else that another party reasonably requires to give effect to this Agreement and the transactions intended to be effected by it; and

(b) use reasonable endeavours to procure that any relevant third party does the same.

17. Cumulative Rights

The rights and remedies expressly conferred by this Agreement are cumulative and additional to any other rights or remedies a party may have.

18. Third Party Rights

18.1 The rights comprising the benefit of all provisions in this Agreement intended to apply to and be for the benefit of any Indemnified Party, other than the Bookrunner (the "Third Party Rights") are conferred on those Indemnified Parties and are enforceable in accordance with the Contracts (Rights of Third Parties) Act 1999 ("Third Parties Act"), subject to this Clause 18. In the event of any conflict between the Third Parties Act (including, for the avoidance of doubt, any judicial interpretation of that Act) and the remainder of this Clause 18, this Clause 18 shall prevail.

18.2 The Bookrunner may exercise the Third Party Rights in all respects on behalf of each Indemnified Party at its sole discretion as if the Bookrunner was such Indemnified Party. All Third Party Rights (including, without limitation, enforcement rights) are exercisable against the Company only indirectly, through the Bookrunner in accordance with this Clause 18 and are not exercisable by any other Indemnified Party directly against the Company other than with the prior written consent of the Bookrunner and then only to the extent permitted by such consent. Any such consent may be withheld at the Bookrunner's absolute discretion and may be given subject to such restrictions as the Bookrunner may impose in its absolute discretion on the Indemnified Party. The terms of any such consent may be varied or waived by the Bookrunner at its absolute discretion.

18.3 The Bookrunner does not owe any duty to any other Indemnified Party nor to any other person that is not a party to this Agreement, nor will the Bookrunner be liable to any other Indemnified Party or to any other such person for any act or omission of any kind or for any exercise of any discretion in any way, in respect of any Third Party Rights or in respect of any other matter concerning or relating to this Agreement.

18.4 No term of this Agreement is enforceable by any person who is not a party to it other than as referred to in this Clause 18.

18.5 Any termination, rescission, amendment, variation or waiver of all or any part of this Agreement is not subject to the consent of any person that is not a party to this Agreement (including, without limitation, any Indemnified Party other than the Bookrunner).

19. Waiver

A failure or delay in exercising any right or remedy under this Agreement shall not constitute a waiver of that right or remedy. A single or partial exercise of any right or remedy shall not prevent the further exercise of that right or remedy. A waiver of a breach of this Agreement shall not constitute a waiver of any other breach.

20. Variations

No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each party.

21. Invalidity

21.1 The illegality, invalidity or unenforceability of any provision of this Agreement under any law of any jurisdiction shall not affect or impair the legality, validity or enforceability of the rest of this Agreement, nor the legality, validity or enforceability of that provision under the law of any other jurisdiction.

21.2 If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law of any jurisdiction, that provision shall if possible apply in that jurisdiction with whatever modification or deletion is necessary so as best to give effect to the intention of the parties as recorded in this Agreement.

22. Communications

22.1 Communications under this Agreement shall be in English in writing and delivered by hand or sent by recorded delivery post (or airmail, if the destination is outside the country of origin) or email to the relevant party at its address or number and for the attention of the individual set out below (or as notified in accordance with Clause 22.2).

(a) Company

Address:	Finsgate, 5-7 Cranwood Street, London EC1V 9EE, United Kingdom
Email address:	[***]
Attention:	James McCullough, Chief Executive Officer

(b) Bookrunner

Address:	4th Floor 150 Cheapside, London EC2V 6ET, United Kingdom
Email address:	[***]
Attention:	Nick Harland

22.2 A party may notify the other parties of a change to its details specified in Clause 22.1. Any new address shall take effect as against the other parties five Business Days after receipt of that notice or such later date as may be specified in the notice.

22.3 Without evidence of earlier receipt, communications complying with Clause 22.1 are deemed received:

(a) if delivered by hand, at the time of delivery; or

(b) if sent by ‘Recorded Signed For’ delivery, at 9.00 a.m. on the second, or (if sent by airmail) fifth, Business Day after posting; or

(c) if sent by email, at the earlier of:

(i) the time a delivery receipt is generated automatically by the recipient’s email server;

(ii) the time the recipient acknowledges receipt; or

(iii) 24 hours after transmission, unless the sender receives notification that the email has not been successfully delivered; or

(d) in the case of a notice from the Bookrunner pursuant to Clause 10.1 or Clause 10.2 only, if by oral communication whether by telephone or in person with immediate effect (with email confirmation to follow).

22.4 Other than in relation to a notice to the Bookrunner pursuant to Clause 10.1 or Clause 10.2, if deemed receipt would occur before 9.00 a.m. on a Business Day, it shall instead be deemed to occur at 9.00 a.m. on that day and if deemed receipt would occur after 5.00 p.m. on a Business Day, or on a day which is not a Business Day, it shall instead be deemed to occur at 9.00 a.m. on the next Business Day. References in this Clause to a time of day are to the time of day at the location of the recipient.

22.5 In proving the giving of a communication, it shall be sufficient to prove that delivery was made to the appropriate address, the communication was properly addressed and posted by prepaid recorded delivery post or prepaid airmail or, subject to the proviso in Clause 22.3(c), the email was sent to the appropriate email address and dispatch of transmission from the sender's external gateway was confirmed as specified pursuant to Clause 22.1.

22.6 If a person for whose attention communications must be marked or copied has been specified pursuant to Clause 22.1 a communication will be effective only if it is marked for that person's attention or copied to that person (as the case may be).

22.7 This Clause 22 (Communications) does not apply to the service of any document required to be served in relation to legal proceedings.

23. Counterparts

This Agreement may be executed in any number of counterparts, which shall each constitute an original and together constitute one agreement. If this Agreement is executed in counterpart, it shall not be effective unless each party has executed at least one counterpart.

24. General

24.1 Any of the documents in the agreed form may only be amended with the prior approval of the Bookrunner and references to such documents in this Agreement shall, where appropriate, be construed as references to such documents as so amended.

24.2 All payments provided for in this Agreement shall be made in pounds sterling.

25. Product Governance

25.1 Each party acknowledges that for the purposes of the Prod Rules, the Bookrunner considers itself to be acting as a manufacturer of the Placing Shares in connection with the Placing.

25.2 Solely for the purposes of the UK Product Governance Requirements, the Bookrunner acknowledges that it understands the responsibilities conferred upon it under the UK Product Governance Requirements relating to: (i) the target market for the Placing; (ii) the eligible distribution channels for dissemination of the Placing Shares, each as set out in the Placing Announcement; and (iii) the requirement to carry out a product approval process.

25.3 The Company shall, upon request, within a reasonable period provide to the Bookrunner all such information within the Company's possession as might reasonably be required by the Bookrunner for the performance of its obligations under the Prod Rules, taking into account the proportionate application of the Prod Rules in the context of the Placing.

25.4 If the Bookrunner enters into an arrangement with any Third Party Distributor in connection with the Placing which results in the Third Party Distributor becoming subject to any of the obligations applicable to distributors under the Prod Rules (or any equivalent rules in any EEA jurisdiction other than the UK) whether by way of operation of law, regulation or direction of a relevant regulator or as a result of contractual obligations (or any combination thereof) the Company agrees that it shall, upon request, provide all such information in the Company's possession to the Third Party Distributor (or, where applicable, to the Bookrunner to provide to the Third Party Distributor) as may reasonably be necessary for the performance by the Third Party Distributor of the Third Party Distributor's obligations under the Prod Rules (or any equivalent rules of another EEA jurisdiction).

25.5 When providing any information for the purposes of this Clause 25, the Company shall expressly identify to the Bookrunner any information that is not intended to be provided to prospective Placees.

26. Governing Law And Jurisdiction

26.1 This Agreement and any non-contractual obligations arising in connection with it (and, unless provided otherwise, any document entered into in connection with it) shall be governed by and construed in accordance with English law.

26.2 Subject to Clause 26.4, the English courts have exclusive jurisdiction to determine any dispute arising in connection with this Agreement (and, unless provided otherwise, any document entered into in connection with it), including disputes relating to any non-contractual obligations.

26.3 Notwithstanding Clause 26.2 in the event that the Bookrunner or any Indemnified Person become subject to proceedings brought by a third party ("Foreign Proceedings") in the courts of any country other than England (including, without prejudice to the generality of the foregoing, in any court of competent jurisdiction in the United States) (a "Foreign Jurisdiction"), the Bookrunner or the Indemnified Person, as the case may be, shall be entitled, without objection by the Company, either:

(a) to join the Company and/or any other person to the Foreign Proceedings; and/or

(b) to bring separate proceedings for any breach of this Agreement and/or for a contribution or an indemnity against the Company and/or any other person in the Foreign Jurisdiction, provided that such separate proceedings arise out of or are in connection with the subject matter of the Foreign Proceedings.

26.4 Nothing in this Agreement shall prevent the Bookrunner from bringing proceedings in the courts of any other country which may (but for a provision of this Agreement) have jurisdiction.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

Warranties

1 CORPORATE CAPACITY

1.1 The Company has been duly incorporated and is validly existing as a public limited company under the laws of England and Wales.

1.2 Each Group Company has been duly incorporated and validly exists as a body corporate under the laws of its jurisdiction of incorporation.

1.3 The Company and each Group Company has the right, power and authority to carry on its activities in the ordinary and usual course of its business.

1.4 Subject to passing of the Resolutions at the General Meeting, the Company and the Directors have power, under the Articles or pursuant to resolutions duly passed in general meeting, to allot and issue the Placing Shares in accordance with the arrangements provided for in this Agreement and to pay the fees, commissions and expenses provided in this Agreement in accordance with such agreements and to enter into, perform all the obligations and complete all the arrangements contemplated by this Agreement in accordance with its terms without any further sanction or consent by members of the Company or any class of them, and all other authorisations, approvals, consents and licences required for the entering into of this Agreement by the Company have been obtained and remain in full force and effect.

1.5 The execution and performance by the Company of its obligations under this Agreement, the publication and distribution of the Placing Documents, the issue of the Placing Shares in accordance with this Agreement and the granting of permission to admit the Placing Shares to trading on AIM will comply in all respects with the Companies Act, the Market Rules, FSMA, the Financial Services Act and all other relevant laws and regulations and all agreements to which each Group Company is a party or by which it is bound and will not exceed or infringe any restrictions or the terms of any contract, obligation or commitment by or binding upon any such company's boards of directors, or result in the imposition or variation of any rights or obligations on any such company.

2 INFORMATION IN THE PLACING DOCUMENTS

2.1 All statements of fact in the Placing Documents are true and accurate in all material respects and not misleading by omission or otherwise, and all expressions of opinion, intention and expectation in the Placing Documents are truly and honestly held and either fairly based upon facts within the knowledge of the Company or made on reasonable grounds after due and careful consideration, and there are no facts known or which could on reasonable enquiry be known to the Company which are not disclosed in the Placing Documents or the UK Public Information and which either by their omission would make any statement in the Placing Documents or the UK Public Information false or misleading or which ought properly to be disclosed to a prospective subscriber for or purchaser of shares in the Company or to a nominated adviser or broker to the Company.

2.2 The Placing Documents and the UK Public Information contain all information which the Company considers necessary to enable investors to form a full understanding of the assets and liabilities, financial position, profits and losses and prospects of the Group and of the rights attaching to the Placing Shares.

2.3 All statements of fact contained in the UK Public Information and the SEC Reports were when made, and save to the extent corrected in the UK Public Information and the SEC Reports remain, true and accurate in all material respects and not misleading and all forecasts and estimates and all statements of opinion, intention and expectation contained in them were made on reasonable grounds after due and proper consideration and having regard to all information then available to the Company, all such forecasts and estimates have either been met or continue to be based on fair and reasonable assumptions after due and proper consideration of all information now known to it and the Company continues to hold the opinions, intentions and expectations expressed in them after due and proper consideration of all information now known to it.

2.4 Other than in respect of the terms of this Agreement, the Company is not aware (having made all reasonable enquiries) of any non-public fact or circumstance:

(a) that, if made public, would be expected to have a material effect upon the market price of the Ordinary Shares or upon the Company and its Group; or

(b) which would require it to make a public announcement under the Market Rules, the Companies Acts or any other applicable law and regulations.

2.5 All reasonable enquiries have been made by the Company to ascertain and verify the accuracy of all statements of fact and the reasonableness of all other statements contained in the Placing Documents, and in particular the replies in the Verification Materials have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies and the replies therein for which an officer or employee of the Group or an adviser to the Company is responsible have been provided with due care and attention and the replies in the Verification Materials apply equally to the contents of the Placing Documents and verify the accuracy of all statements of fact and the reasonableness of all other statements contained in the Placing Documents.

3 SHARE CAPITAL

3.1 All sums due in respect of the issued share capital of each Group Company have been paid to and received by such Group Company and save as set out in the Placing Documents or in an announcement made before the date of this Agreement by Regulatory Information Service there are in force no options or other agreements which require or may require, or confer any right to require, the issue of any shares or other securities of any Group Company now or at any time hereafter.

3.2 None of the owners or holders of any of the share capital of any Group Company has any rights, in their capacity as such, in relation to the Group other than as set out in the articles of association of such Group Company.

3.3 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares, debentures, notes, mortgages or other securities of the Company and of its subsidiaries.

3.4 The Placing Shares will, upon allotment, be free from all claims, charges, liens, encumbrances and equities and will rank pari passu in all respects with the existing Ordinary Shares, including the right to receive all dividends and other distributions declared, made or paid after the date of First Admission in respect of the First Tranche Placing Shares and Second Admission in respect of the Second Tranche Placing Shares.

3.5 The Company has power and authority to allot and issue the First Tranche Placing Shares and to effect the Placing of the First Tranche Placing Shares in the manner proposed and to enter into and perform this Agreement and all arrangements relating to the Placing of the First Tranche Placing Shares without any further authorisation, sanction or consent by members of the Company or any class of them or any other person. Subject to the passing of the Resolutions at the General Meeting, the Company has power and authority to allot and issue the Second Tranche Placing Shares and to effect the Placing of the Second Tranche Placing Shares in the manner proposed and to enter into and perform this Agreement and all arrangements relating to the Placing of the Second Tranche Placing Shares without any further authorisation, sanction or consent by members of the Company or any class of them or any other person. Other than the Resolutions in respect of the Second Tranche Placing Shares, there is no authorisation, approval, consent or licence required by the Company for the issue of the Placing Shares, the entry into and performance of this Agreement or to effect the Placing which has not been unconditionally and irrevocably obtained and remains and will at all times remain in full force and effect.

3.6 Neither the creation and issue of the Placing Shares nor the performance of this Agreement by the Company will infringe any borrowing limits, or any power, restrictions, or term of any contract, debenture, security, obligation, commitment or arrangement of any Group Company or any of its properties, revenues or assets.

4 WORKING CAPITAL

4.1 Having regard to the existing bank facilities available to the Group and provided the gross proceeds of the Placing equal at least US$10 million, the Group has sufficient working capital for its present requirements for a period of at least 6 months from the date of the Second Closing, all bank facilities necessary therefore have been duly arranged and are in force and there are no restrictions on the ability of any Group Company to draw on any such facilities. Further, having regard to the existing bank facilities available to the Group and provided the gross proceeds of the Placing equal at least US$15 million, the Group has sufficient working capital for its present requirements for a period of at least 12 months from the date of the Second Closing, all bank facilities necessary therefore have been duly arranged and are in force and there are no restrictions on the ability of any Group Company to draw on any such facilities.

4.2 The cash flow and working capital projections prepared by the Company and requested by, and made available to, the Bookrunner has been approved by the Directors, prepared on a reasonable basis after due and careful enquiry, and properly compiled, taking into account all matters and sensitivities concerning the Company and other Group Companies of which the Company is aware and which the Company reasonably considers to be material in the context of the Group.

4.3 All assumptions on which such projections are based are reasonable and, so far as the Company is aware, there are no other assumptions which ought reasonably to have been taken into account in the preparation of such projections and which could reasonably be expected to have a material effect thereon.

5 FINANCIAL INFORMATION

5.1 The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in the SEC Reports and the UK Public Information:

(a) comply in all material respects with the applicable requirements of the Market Rules;

(b) present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified;

(c) have been prepared in conformity with US GAAP or IFRS in respect of the financial statements contained in the UK Public Information applied on a consistent basis throughout the periods covered thereby, except in the case of unaudited financial statements, which are subject to normal year-end adjustments and do not contain certain footnotes as permitted by the applicable Market Rules; and

(d) any supporting schedules included or incorporated by reference in the SEC Reports and the UK Public Information present fairly in all material respects the information required to be stated therein; and

(e) the other financial information included or incorporated by reference in the SEC Reports and the UK Public Information has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby.

5.2 Ernst & Young LLP, who have certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the US Securities Act.

6 FINANCIAL AND TRADING POSITION

6.1 Since the Accounts Date:

(a) each Group Company has carried on its business in the ordinary and usual course;

(b) there has not been any material change in the Company’s issued share capital (other than the issuance of Ordinary Shares upon exercise of share options described as outstanding in the SEC Reports, and the grant of options and awards under existing equity incentive plans), short-term debt or long-term debt of the Company or its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of share capital, or any Material Adverse Change, or any development that would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change, in or affecting the business, properties, management, financial position, shareholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole;

(c) neither the Company nor any of its subsidiaries have entered into any transaction or agreement (whether or not in the ordinary course of business) that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent (including any off-balance sheet obligations), that is material to the Company and its subsidiaries taken as a whole;

(d) neither the Company nor any of its subsidiaries have sustained any loss or interference with its business that is material to the Company and its subsidiaries taken as a whole and that is either from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority;

(e) except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or its subsidiaries or their respective business, properties, operations or financial condition that is required to have been disclosed by the Company under applicable U.S. federal securities laws at the time this representation is made that has not been publicly disclosed prior to the date and time that this representation is made; and

(f) the Company has complied with all of its continuing obligations under the DTRs (insofar as they apply to the Company), MAR and the AIM Rules.

6.2 No Group Company has any off balance sheet financing, investment or liability.

7 INDEBTEDNESS

7.1 No material outstanding indebtedness of any Group Company has become repayable before its stated maturity, nor has any security in respect of such indebtedness become enforceable by reason of any default of any Group Company.

7.2 No notice has been received and no event or circumstance has occurred or arisen by reason of which any person is, or would with the giving of notice and/or lapse of time and/or the fulfilment of any condition and/or the compliance with any other formality become, entitled to require repayment of any material indebtedness of any Group Company prior to its stated maturity or to take any step to enforce security for any such indebtedness.

7.3 No person to whom any material indebtedness which is repayable on demand is owed has demanded or threatened to demand repayment of, or has taken or threatened to take any step to enforce any security for, the same.

7.4 The amounts currently borrowed by any Group Company do not exceed any limitation on its borrowing contained in its articles of association, any debenture or other document binding on it. No Group Company has outstanding any loan capital, nor has it factored any of its debts or engaged in financing of a type which would not require to be shown in audited accounts or borrowed any money which it has not repaid, save for borrowings specified in the Accounts.

7.5 All of the Group's material borrowing facilities have been duly executed and are in full force and effect, all undrawn amounts under such borrowing facilities are or will be capable of drawdown and there is nothing which could cause any undrawn amounts under any such borrowing facilities to be unavailable for drawing as required.

8 ACCOUNTING CONTROLS

8.1 The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the US Exchange Act) that are designed to comply with the applicable requirements of the US Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, including internal accounting controls sufficient to provide reasonable assurance that:

(a) transactions are executed in accordance with management’s general or specific authorisations;

(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain asset accountability;

(c) access to assets is permitted only in accordance with management’s general or specific authorisation;

(d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(e) interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Reports fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto.

8.2 The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of:

(a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting known to the Company’s management which have adversely affected or are reasonably likely to adversely affect the Company’s ability to record, process, summarise and report financial information; and

(b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

9 DISCLOSURE CONTROLS

9.1 The Company and each other Group Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the US Exchange Act) that:

(a) complies with the applicable requirements of the US Exchange Act;

(b) enables the Company to comply with the AIM Rules, MAR and the DTRs; and

(c) has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the US Exchange Act is recorded, processed, summarised and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

9.2 The Company and each other Group Company has carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the US Exchange Act.

10 COMPLIANCE WITH LEGAL AND REGULATORY REQUIREMENTS

10.1 Each Group Company has complied and is complying in all respects with the Market Rules, except with respect to the minimum bid price requirement and the minimum market value of listed securities requirement, as disclosed in the Company’s Form 8-K filed December 29, 2023.

10.2 Save in respect of the Market Rules, each Group Company has complied and is complying in all material respects with all legal and regulatory requirements which are applicable to its business.

10.3 Except as disclosed in the UK Public Information and/or the SEC Reports, the Company is not aware of any persons who are or might reasonably be expected to be treated as "acting in concert" (as such term is defined in the City Code on Takeovers and Mergers) in relation to their holdings of Ordinary Shares.

11 SANCTIONS, ANTI-BRIBERY AND ANTI-CORRUPTION

11.1 There are no legal, governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings, including without limitation, any proceedings, inquiries or investigation by the London Stock Exchange (“Actions”) pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to result in a Material Adverse Change; no such Actions are threatened or, to the knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending Actions that are required under the US Securities Act to be described in the SEC Reports that are not so described in the SEC Reports and (ii) there are no statutes, regulations or contracts or other documents that are required under the US Securities Act to be filed as exhibits to the SEC Reports that are not so filed as exhibits to the SEC Reports or described in the SEC Reports.

11.2 At all times in the three years preceding the date of this Agreement, no Group Company nor any of their respective directors, officers, or employees nor, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of any Group Company has:

(a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(b) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office;

(c) violated or is in violation of any provision of any applicable Anti-Corruption Laws; or

(d) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Each Group Company has instituted, and maintains and enforces, policies and procedures designed to promote and ensure compliance with all applicable Anti-Corruption Laws.

11.3 The operations of each Group Company are and have been conducted at all times in compliance in all material respects with the Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving any Group Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

11.4 No Group Company nor any of their respective directors or officers nor, to the knowledge of the Company or the Directors, any employees, agent, or affiliate or other person associated with or acting on behalf of any Group Company is currently the subject or the target of any Sanctions, nor is any Group Company located, organised or resident in a Sanctioned Country.

11.5 For the past 5 years, each Group Company has not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

11.6 Nothing in Warranties 11.3, 11.4 and 11.5 and shall impose obligations on the Company that will cause the Company to be, and will only apply to the extent that it does not cause the Company to be, in violation of any provisions of the Blocking Regulation and/or any similar or associated and applicable national law instrument or regulation which gives effect to the Blocking Regulation.

11.7 Neither the Company nor any member of the Group, nor any director, officer, or employee, nor, to the knowledge of the Company or its Directors, any agent or representative of the Company or of any member of the Group, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorisation or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any "government official" (including any officer or employee of a government or government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries and associates have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

12 CORPORATE GOVERNANCE

12.1 The Company is in compliance with all admission requirements and continuing obligations pursuant to the AIM Rules, MAR and the DTRs, as amended from time to time (as applicable to the Company).

12.2 The directors of the Company have considered the compliance by the Company with the principles of the 2018 Quoted Companies Alliance Governance Code and have established procedures to enable the Company to comply with the principles set out in such governance code.

12.3 There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

13 COMPLIANCE WITH HEALTH CARE LAWS

13.1 The Company and the other Group Companies have operated and currently operate the Group’s business in compliance:

(a) with applicable provisions of the Health Care Laws, including Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 et seq. (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq (the Medicaid statute); the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the criminal False Claims Act 42 U.S.C. § 1320a-7b(a);

(b) the criminal laws relating to health care fraud and abuse, including 18 U.S.C. §§ 286 and 287 and the health care fraud criminal provisions under HIPAA; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the exclusion law, 42 U.S.C. § 1320a-7; HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq.; the FDCA, 21 U.S.C. §§ 301 et seq.; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. §§ 263a et seq.;

(c) the regulations promulgated pursuant to such laws; and

(d) any similar federal, state and local laws and regulations of any governmental authority including the Regulatory Agencies applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any of the Company’s or any other Group Company’s products or services, (collectively the “Health Care Laws”) except as would not, singly or in the aggregate, reasonably be expected to be material;

13.2 The Company and the other Group Companies:

(a) have not received any Form FDA-483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any court or arbitrator or governmental or regulatory authority alleging or asserting material non-compliance with (A) any Health Care Laws or (B) or any licenses, approvals, clearances, exemptions, permits, registrations, authorisations, and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorisations”);

(b) have not had any recalls, field corrections, suspensions of manufacturing or distribution, seizures, withdrawals, discontinuations or import holds, alerts, detentions or refusals related to the business or any of the Company’s or its subsidiaries’ products (and so far as the Company is aware, none are threatened or pending);

(c) possess all Regulatory Authorisations required to conduct the business as currently conducted and such Regulatory Authorisations are valid and in full force and effect and neither the Company nor any other Group Company is in violation in any material respect of any term of any such Regulatory Authorisations.

(d) have not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action (“Proceeding”) from any governmental authority including any Regulatory Agency or any other third-party alleging a material violation of any Health Care Laws or Regulatory Authorisations or limiting, suspending, modifying, or revoking any material Regulatory Authorisations, and has no knowledge that any governmental authority including any Regulatory Agencies or any other third-party is considering any Proceeding;

(e) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorisations (“Reports”) and that all such Reports were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission);

(f) are not a party to or have no ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any governmental authority including any Regulatory Agencies; and

(g) along with the employees, officers and directors, have not been excluded, suspended or debarred from, or otherwise ineligible for participation in any government health care program or human clinical research.

14 LICENCES AND PERMITS

14.1 No Company and each other Group Company possess all licenses, sub-licenses, certificates, permits and other authorisations issued by, and have made all declarations and filings with, the appropriate and applicable federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the UK Public Information, except where the failure to possess or make the same would not, individually or in the aggregate, be material.

14.2 Neither the Company nor any of other Group Company has received notice of any revocation or modification of any such license, sub-license, certificate, permit or authorisation or has any reason to believe that any such license, sub-license, certificate, permit or authorisation will not be renewed in the ordinary course.

15 INSURANCE

The Company and the other Group Companies have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are generally maintained by similarly situated companies and which the Company believes are reasonably adequate to protect the Company and the other Group Companies and their respective businesses; and neither the Company nor any Group Company has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

16 ASSETS

The Company and each Group Company have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and each Group Company, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and each Group Company or (ii) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

17 CONTRACTS AND ARRANGEMENTS

17.1 Save as disclosed in the SEC Reports, no Group Company is a party to, or has rights under, any contract or arrangement, otherwise than by way of a bargain at arm's length.

17.2 There are no contracts, arrangements or understandings (whether legally enforceable or not) to or under which any Group Company is a party or has rights and in which any person is interested or has rights who is or was a director or shareholder of any Group Company or who has any interest or right in relation to any shares in any Group Company (or any person who is connected with any such person) relating to the management of any business of any Group

Company or the appointment or removal of any director of any Group Company or the ownership or transfer of ownership of any of their respective assets or which concerns the provision of any finance, goods, services or other facilities to or by any Group Company or any other matter concerning any Group Company or its affairs.

17.3 The Company is not aware of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which any Group Company is a party and which is material to the business and/or financial position of any Group Company, and no Group Company has received notice of any intention to terminate any such agreement or repudiate or disclaim any such transaction.

17.4 No event has occurred, is subsisting or, so far as the Company is aware, is about to occur which constitutes or would constitute a default, or result in the acceleration by reason of default, of any obligation under any agreement, undertaking, instrument or arrangement to which any Group Company is a party or by which any Group Company or any of its properties, revenues or assets are bound which would, or might reasonably in any such case, be expected to be material.

17.5 No Group Company is in any way liable (including on a contingent basis) in respect of the obligations or activities of any other company or person whatsoever.

18 TAXATION

18.1 The Company and each Group Company (i) have paid all U.S. federal, state, local and non-U.S. taxes and have filed all tax returns required to be paid or filed through the date hereof; and (ii) do not have any tax deficiency that has been, or could reasonably be expected to be, determined adversely to the Company or any Group Company, except as in each of the cases described in clauses (i) and (ii) above are being contested in good faith and for which reserves in accordance with US GAAP have been made.

19 CORPORATE CRIMINAL OFFENCE

19.1 The Company has in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of the CFA 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of CFA 2017.

19.2 Neither the Company, nor any person acting in the capacity of a person associated with the Company, is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the CFA 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

20 LITIGATION

No Group Company, nor so far as the Company is aware, any person for whom any Group Company is or may be liable vicariously or otherwise, is engaged in any legal, arbitration or regulatory proceedings which, individually or collectively, are material in the context of the Placing or may have or have had during the last 12 months a significant effect on the financial or trading position or prospects of the Group and so far as the Company is aware, no such legal or arbitration proceedings are threatened or pending, and so far as the Company is aware there are no circumstances which may give rise to any such legal or arbitration proceedings).

21 PENSIONS

21.1 No Group Company has any obligation, whether or not legally binding, to pay or make any contribution towards any retirement benefits, pension schemes or personal pension schemes or stakeholder arrangements whether in the United Kingdom or overseas, or to provide any retirement, death, disability, accident or sickness pension to or in respect of any directors or employees or person claiming through them including any proposal which has been announced to establish or contribute to such a scheme.

21.2 To the best of the Company's knowledge, information and belief, the Group Company's pension arrangements (as disclosed by reference to paragraph 21.1 above) have in all material respects been operated in accordance with all applicable rules and laws and regulations and in particular all sums due and contributions payable by any Group Company have been paid.

22 INSOLVENCY AND JUDGMENTS

22.1 No Group Company has taken any action, nor, so far as the Company’s aware, have any other steps been taken or legal proceedings started or threatened against any Group Company for its administration, winding-up, provisional winding-up or dissolution, or for any Group Company to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, administrative receiver, provisional liquidator, trustee or similar officer of any Group Company or its respective interests, properties, revenues or assets.

22.2 There is no unfulfilled or unsatisfied judgment or court order outstanding against any Group Company.

22.3 No Group Company is insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 (as amended).

23 INTELLECTUAL PROPERTY

23.1 The Company and each other Group Company owns or has the valid, binding, and enforceable licenses or other such rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, domain names and other source indicators, copyrights and copyrightable works, know-how, trade secrets, systems, procedures, proprietary or confidential information and all other worldwide intellectual property, industrial property and proprietary rights (collectively, “Intellectual Property”) used in the conduct or in the proposed conduct of its business.

23.2 The Intellectual Property owned by or licensed to the Company and the other Group Companies are free and clear of all material liens and encumbrances.

23.3 So far as the Company is aware, the patents, trademarks, and copyrights owned by or licensed to the Company or any other Group Company are valid, enforceable and subsisting.

23.4 The Company and each Group Company has complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Group, and all such agreements that have not expired or have not been intentionally terminated by the Company or any other Group Company are in full force and effect.

23.5 The Company’s and each other Group Company’s conduct of their respective businesses does not infringe, misappropriate or otherwise violate any rights to Intellectual Property of any person or entity.

23.6 The Company and each other Group Company has not received any written notice of any claim relating to the Intellectual Property owned by or licensed to the Company and its subsidiaries, challenging the validity, enforceability, scope, registration, ownership, or use of such Intellectual Property, and no such action, suit, claim, or other proceeding challenging is pending.

23.7 No action, suit, claim, or other proceeding is pending alleging that the Company or any other Group Company is infringing, misappropriating, diluting, or otherwise violating any rights to Intellectual Property of another person or entity with respect to any of the Company’s or any other Group Company’s products, product candidates, processes, or Intellectual Property, and neither the Company and nor any other Group Company has received any written notice of such allegations.

23.8 So far as the Company is aware, the Intellectual Property of the Group is not being infringed, misappropriated or otherwise violated by any person or entity.

23.9 The Company and the other Group Companies have taken reasonable measures to protect their confidential information and trade secrets and to maintain and safeguard the confidentiality of the confidential information and trade secrets within the Company’s Intellectual Property, including the execution of appropriate nondisclosure and confidentiality agreements.

24 CYBERSECURITY AND DATA PROTECTION

24.1 The Company’s and the other Group Companies’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants.

24.2 The Company and the other Group Companies have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data” (as defined below) used in connection with their businesses.

24.3 To the Company’s knowledge, there have been no breaches, violations, outages or unauthorised uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same.

24.4 The Company and its subsidiaries are and have been in material compliance with all applicable laws, directives or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data (“Data Protection Laws”) and to the protection of such IT Systems and Personal Data from unauthorised use, access, misappropriation or modification.

24.5 The Company and its subsidiaries have taken all necessary actions to prepare to comply with the GDPR and all other applicable laws and regulations with respect to Personal Data, and for which any non-compliance with same would be reasonably likely to create a material liability.

“Personal Data” means:

(a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number;

(b) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended;

(c) “personal data” as defined by the General Data Protection Regulation (EU) 2016/679 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (“GDPR”);

(d) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and

(e) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation.

25 Clinical Trials, Pre-clinical Studies and Tests

25.1 The clinical trials, pre-clinical studies and tests (collectively, “Studies”) conducted by and on behalf of the Company and any other Group Company that are described in, or the results of which are referred to in, the SEC Reports and the UK Public Information were and, if still pending, are being conducted in all material respects in accordance with the protocols, procedures and controls designed and approved for such Studies and with standard medical and scientific research procedures and all applicable laws, including, without limitation, the US Federal Food, Drug, and Cosmetic Act and its implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, and 812.

25.2 No Studies involved any investigator who has been debarred or disqualified as a clinical investigator or has been found by a governmental authority to have engaged in scientific misconduct.

25.3 Each description of the results of such Studies is accurate and complete in all material respects and fairly presents the data derived from such Studies, and the Company has no knowledge of any other Studies, the results of which call into question the results described or referred to in the SEC Reports and the UK Public Information.

25.4 The Company and the other Group Companies have made all such filings and obtained all such approvals as may be required by the US Food and Drug Administration of the United States Department of Health and Human Services or any committee thereof or from any other US or foreign government or drug or medical device regulatory agency, or health care facility Institutional Review Board (collectively, the “Regulatory Agencies”) to conduct such Studies.

25.5 The Company and its subsidiaries have not received any notice of, or correspondence from, any Regulatory Agency requiring the termination, suspension or modification of any Studies that are described or referred to in the SEC Reports and the UK Public Information and there are no reasonable grounds for the same.

26 EMPLOYMENT

26.1 There are no amounts owing to any present or former directors or employees of any Group Company other than in respect of accrued remuneration and holiday pay, and reimbursement of business expenses.

26.2 No directors or senior management employees of any Group Company have given or been given notice to terminate their contracts of employment.

26.3 No Group Company is liable to pay any industrial training levy and has any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any tax, contribution or other impost arising in connection with the employment or engagement of employees or directors or consultants by it.

26.4 Save to the extent to which provision has been made in the Accounts, no Group Company has incurred any liability for breach of any contract of service, contract for services or consultancy agreement, for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for the actual or proposed termination or suspension of employment or variation of any terms of employment of any present or former employee of any Group Company.

27 NO LABOUR DISPUTES

27.1 There is no unfair labour practice complaint pending against the Company, nor, to the Company's knowledge, threatened against it, before any U.S. or non-U.S. governmental authorities of competent jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company, or, to the Company's knowledge, threatened against it and no labor disturbance by or dispute with employees of the Company or any other Group Company exists or, to the knowledge of the Company, is contemplated or threatened.

27.2 The Company is not aware of any existing or imminent labour disturbance by, or dispute with, the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers, except as would not result in a Material Adverse Change.

27.3 Neither the Company nor any other Group Company has received any notice of cancellation or termination with respect to any collective bargaining agreement to which it is a party.

28 RELATED PARTIES

28.1 There are:

(a) no debts owing to the Company by any Director and/or any person connected or associated with any of them;

(b) no debts owing by the Company to any Director and/or any person connected or associated with any of them other than debts which have arisen in the ordinary course of business; and

(c) no securities for any such loans or debts.

28.2 Save as disclosed in the SEC Reports or the UK Public Information, there are no existing contracts or arrangements to which a Group Company is a party and in which any of the Directors and/or any person connected or associated with any of them are interested whether directly or indirectly which are material in the context of the Group taken as a whole.

28.3 Save as disclosed in the SEC Reports or the UK Public Information, there are not outstanding, nor during the past five (5) years have been, any arrangements or understandings between any Group Company and any person who is a shareholder, or the beneficial owner of any interest, in any Group Company or in any company in which any Group Company is interested, relating to the management of the relevant company's business, or the appointment or removal of directors of any Group Company which are material in the context of the Group taken as a whole.

29 RECORDS AND FILINGS

29.1 The register of members and other statutory books and registers of each Group Company have been properly kept and no notice or allegation that any of the same is incorrect or should be rectified has been received by any Group Company.

29.2 All returns and particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies pursuant to the Companies Acts or any analogous registry or authority in each Group Company's relevant jurisdiction of incorporation have been properly and correctly made up and duly filed or delivered by or on behalf of each Group Company, except for those that have been rectified or resubmitted without material cost or liability, or filed or delivered without material delay.

29.3 All returns and particulars, resolutions and other documents required to be filed with or delivered or notified to the LSE and/or Nasdaq (or other relevant company or securities registry or regulatory authority) pursuant to the Market Rules (or other applicable laws) have been properly and correctly made up and duly filed or delivered by or on behalf of each Group Company, except for those that have been rectified or corrected without material cost or liability.

29.4 All information required to be announced by the Company through a Regulatory Information Service or otherwise pursuant to the Market Rules has been so announced and all such information is true and accurate in all material respects and not misleading.

29.5 Since 1 January 2021, the Company has filed all SEC Reports on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.

29.6 As of their respective dates, the SEC Reports complied in all material respects with the requirements of the US Exchange Act and, in each case, to the rules promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

29.7 All information which has been prepared by the Group relating to the Group and its business, properties and liabilities and provided to the Bookrunner including all financial, marketing, sales and operational information provided to the Bookrunner is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading.

30 ENVIRONMENTAL LAWS

30.1 The Company and each other Group Company:

(a) are in compliance with all, and have not violated any, applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, "Environmental Laws");

(b) have received and are in compliance with all, and have not violated any, permits, licenses, certificates or other authorizations or approvals required of them under any Environmental Laws to conduct their respective businesses; and

(c) have not received notice of any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice.

30.2 There are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (30.1) above and this (30.2), for any such matter as would not, individually or in the aggregate, reasonably be expected to be material.

30.3 There is no material proceeding that is pending or, to the Company's knowledge, contemplated, against the Company or any other Group Company under any Environmental Laws in which a governmental entity is also a party.

30.4 The Company and the other Group Companies are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that would reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Group.

30.5 None of the Company or the other Group Companies anticipates material capital expenditures relating to any Environmental Laws.

31 COMPETITION

31.1 No Group Company is, nor has been, a party to any agreement or arrangement nor has it been engaged in any practice, which in whole or in part infringes or may be invalidated by any anti- trust, restrictive trade practice, fair trading laws or legislation in any jurisdiction in which the Group carries on business or where its activities may have an effect including but not limited to the Fair Trading Act 1973, Chapters I or II of the Competition Act 1998, the Enterprise Act 2002 or any secondary legislation made under any of them.

31.2 No Group Company has:

(a) given any assurances, undertakings or commitments to, or is subject to, any order of or investigation by, or has received any request for information from;

(b) received, nor so far as the Company or any of the Directors are aware, is it likely to receive any process, notice or communication, formal or informal by or on behalf of; and

(c) been or is a party to, or is or has been concerned in, any agreement or arrangement in respect of which a request for guidance or an application for negative clearance and/or exemption has been made to, the Competition and Markets Authority, the Secretary of State of the United Kingdom, the European Commission or any other governmental or other authority, court, tribunal, department, board, body or agency of any country having jurisdiction in anti-trust matters in relation to any business of the Group.

32 DIRECTORS’ RESPONSIBILITIES

32.1 The Directors have had explained to them the nature of their responsibilities and obligations in relation to First Admission, Second Admission and the Placing.

32.2 The Directors have had explained to them as to their, and the Company's continuing responsibilities and obligations under the Market Rules, FSMA, and the Financial Services Act, in each case to the extent applicable to the Group, or any other requirement of statute or statutory regulation or applicable legal or regulatory requirements in any jurisdiction in relation to First Admission, Second Admission and the Placing.

32.3 None of the directors or officers of any Group Company are now, or have ever been, (i) subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange, or (ii) other than as disclosed in the SEC Reports or UK Public Information, subject to an order preventing, ceasing or suspending trading in any securities of the Company or other public company.

33 LISTING APPROVAL

33.1 The Company has not received any notice from Nasdaq or the LSE regarding the delisting of securities except with respect to the minimum bid price requirement and the minimum market value of listed securities requirement, as disclosed in the Company’s Form 8-K filed December 29, 2023.

33.2 The Ordinary Shares outstanding as of the date hereof are admitted to trading on AIM under the symbol “RENX.”

33.3 The ADSs outstanding as of the date hereof are listed and trade on Nasdaq under the symbol “RNLX.”

33.4 The Company is in material compliance with all admission and ongoing obligations requirements of Nasdaq and the LSE except with respect to the minimum bid price requirement and the minimum market value of listed securities requirement, as disclosed in the Company’s Form 8-K filed December 29, 2023.

SCHEDULE 2

Documents to be delivered to the Bookrunner in accordance with Clause 3 (Delivery of documents)

Part A – Delivery of documents on the date of this Agreement

1 A copy of the Investor Presentation.

2 A copy of the Verification Materials in respect of the Investor Presentation and the Placing Announcement.

3 A copy of the Pricing Board Written Resolutions.

4 A copy of the Placing Announcement.

Part B – Delivery of documents prior to the issue of the Placing Results Announcement

1 A copy of the Placing Term Sheet.

2 A copy of the Results Announcement.

3 A copy of the certificate in the form set out in Schedule 3 signed on behalf of the Company by a duly authorised officer of the Company dated the date of the Placing Term Sheet.

Part C – Delivery of documents prior to First Closing

1 A copy of the Signing Board Written Resolutions.

2 A copy of the English Legal Opinion dated the date of First Closing.

3 A copy of the Company’s Counsel US Legal Opinion dated the date of First Closing.

4 A copy of the Bookrunner’s Counsel’s US Legal Opinion dated the date of First Closing.

5 A copy of the signed application for First Admission signed by a Director or the secretary of the Company.

6 A copy of the certificate in the form set out in Schedule 3 signed on behalf of the Company by a duly authorised officer of the Company dated the date of First Closing.

Part D – Delivery of documents prior to Second Closing

1 A copy of the Resolutions duly passed at the General Meeting.

2 A copy of the certificate in the form set out in Schedule 3 signed on behalf of the Company by a duly authorised officer of the Company dated the date of Second Closing.

3 A copy of the signed application for Second Admission signed by a Director or the secretary of the Company.

4 A copy of the English Legal Opinion dated the date of Second Closing.

5 A copy of the Company’s Counsel US Legal Opinion dated the date of Second Closing.

6 A copy of the Bookrunner’s Counsel’s US Legal Opinion dated the date of Second Closing.

SCHEDULE 3

Certificate from the Company to the Bookrunner

[Letterhead of the Company]

To: Stifel Nicolaus Europe Limited

4th Floor, 150 Cheapside

London EC2V 6ET

United Kingdom

[Date]

Dear Sirs

Proposed placing of Ordinary Shares (the “Placing”)

We refer to the Placing and the placing agreement dated [] 2024 in which a draft of this letter appears as Schedule 3 (Certificate from the Company to the Bookrunner) (the "Placing Agreement"). Words and expressions defined in the Placing Agreement have the same meanings in this letter.

We confirm to you that (subject only to the giving of this letter):

1 we have complied with our obligations under the Placing Agreement in respect of the [First Tranche Placing Shares / Second Tranche Placing Shares];

2 the Company is not aware of any circumstances giving rise to a right for the Bookrunner to terminate its obligations under the Placing Agreement in accordance with Clause 10 in respect of the [First Tranche Placing Shares / Second Tranche Placing Shares] (Termination); and

3 save as previously notified pursuant to Clause 8.6 of the Placing Agreement, none of the representations, warranties or undertakings contained in Clause 8 (Warranties) of the Placing Agreement was breached or was untrue, inaccurate or misleading when made and none of those representations, warranties or undertakings would be breached or be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting at the date of this letter.

Yours faithfully

Director
for and on behalf of

RENALYTIX PLC

SCHEDULE 4

Placing Term Sheet

Further to the Placing Agreement dated [] 2024 between the Company and the Bookrunner (the “Placing Agreement”), the following term sheet (the “Placing Term Sheet”) is hereby agreed:

Total number of Placing Shares to be allotted and issued pursuant to the Placing:	[] Placing Shares
First Tranche Placing Shares:	[] Placing Shares
Second Tranche Placing Shares:	[] Placing Shares
Placing Proceeds:	£[]
Total Commission payable to the Bookrunner in respect of the Placing Shares	£[]

Terms defined in the Placing Agreement shall have the same meanings herein.

The Company confirms the provisions of the Placing Agreement and agrees that this Placing Term Sheet shall form part of and shall be read in conjunction with the Placing Agreement.

This Placing Term Sheet has been entered into on [] 2024.

This Placing Term Sheet (and any non-contractual obligations, dispute, controversy or claim of whatever nature arising out of or in any way relating to this Placing Term Sheet or its formation) shall be governed by and construed in accordance with English Law.

This Placing Term Sheet may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute the same agreement. Any party may enter into this Placing Term Sheet by executing a counterpart and this Placing Term Sheet shall not take effect until it has been executed by all parties, whereupon it shall become binding between the parties and the Company in accordance with the terms of the Placing Agreement.

Signed by RENALYTIX PLC acting by an authorised signatory:	Name: Title

Signed by STIFEL NICOLAUS EUROPE LIMITED acting by an authorised signatory:	Name: Title

SCHEDULE 5

US Investor Letter

[●] 2024

[Name and Address of QIB]

Attn: Stifel Nicolaus Europe Limited

4th Floor, 150 Cheapside

London EC2V 6ET

United Kingdom

(the “Bookrunner”)

Re: Ordinary Shares of Renalytix plc

Ladies and Gentlemen:

We understand that you wish to purchase ordinary shares (the “Securities”) of Renalytix plc (the “Issuer”) that are being offered to you pursuant to a private placement exemption under the US Securities Act of 1933, as amended (the “US Securities Act”). While you shall be deemed to have represented, acknowledged and agreed to the terms of this letter by accepting your allocation of Securities, for recordkeeping we ask that you promptly provide the Bookrunner with a countersigned copy of this letter.

By agreeing to purchase the Securities, you represent, acknowledge and agree as follows:

1.1 You are purchasing the Securities for investment purposes and not with a view to distribution or resale, directly or indirectly, in the United States of America (the “United States”) or otherwise in violation of the United States securities laws.

1.2 You understand that no offering circular or prospectus will be provided to you or prepared in connection with the offer and sale of the Securities and that the Bookrunner has not provided, and will not be providing, you with any other material regarding the Securities or the Issuer prepared by the Issuer or any other person, except that the Bookrunner may provide you with material containing the basic terms of offering of the Securities.

1.3 You have not requested the Bookrunner to provide you with any offering circular, prospectus or other offering material in connection with the offer and sale of the Securities.

1.4 In making your decision to purchase the Securities, you:

(a) have not relied on any investigation that the Bookrunner or any person acting on their behalf may have conducted with respect to the Securities or the Issuer;

(b) have had access to review all publicly available information concerning the Issuer, its subsidiaries and the Securities (the “Available Information”) that you consider necessary or appropriate and sufficient in making an investment decision;

(c) have relied only on, and made your own investment decision regarding the Securities based on, your own knowledge, judgement, independent examination, due diligence and analysis (including based on information you may have or which is publicly available) with respect to the Issuer and the Securities; and

(d) have made your own assessment, to your satisfaction, concerning legal, regulatory, tax, business and financial considerations and potential risks in connection therewith.

1.5 You will not hold the Bookrunner responsible for any misstatements in, or omissions from any Available Information. The Bookrunner shall have no liability for any representations (express or implied) in, or for any omissions from, any other written or oral communication transmitted to you in the course of your evaluation of the Issuer and the Securities. The Bookrunner has no

obligation to update the Available Information, or to correct any inaccuracies therein or omissions therefrom, even where the Bookrunner is aware of such inaccuracies or omissions.

1.6 You understand that the Securities have not been registered under the US Securities Act or with any securities or other regulatory authority of any state or territory of the United States and that the sale to you (or such beneficial owner) is being made in a private placement transaction not involving a public offering, exempt from registration under the US Securities Act. The US Securities are “restricted securities” within the meaning of Rule 144(a)(3) and may not be reoffered, resold, pledged or otherwise transferred except pursuant to an effective Resale Registration Statement or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act, and that, in each case, such offer, sale, pledge or transfer must be made in accordance with any applicable securities laws of any state of the United States or any jurisdiction. Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved or will approve or disapprove of any securities or pass upon the accuracy or adequacy of any information or the fairness or merits of the proposed transactions. Any representation to the contrary is a criminal offence in the United States.

1.7 You understand and acknowledge that the Securities will be delivered in certificated form and will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, RESOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, EXCEPT IF SUCH TRANSFER IS EFFECTED (A) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE OF CLAUSES (A)—(C), IN ACCORDANCE WITH ANY APPLICABLE LOCAL SECURITIES LAWS OR REGULATIONS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THE HOLDER ACKNOWLEDGES THAT THE COMPANY RESERVES THE RIGHT PRIOR TO ANY SALE OR OTHER TRANSFER TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS AND OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT THE PROPOSED SALE OR OTHER TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

1.8 You understand that the Bookrunner does not make any representation as to the availability of Rule 144A or any other exemption under the US Securities Act for the reoffer, resale, pledge or transfer of the Securities.

1.9 You are a “qualified institutional buyer” as defined in Rule 144A under the US Securities Act. Further, if you are acquiring the Securities as a fiduciary or agent for one or more investor accounts, each such account is a “qualified institutional buyer”, you have investment discretion with respect to each such account and you have full power and authority to make the acknowledgments, representations and agreements herein on behalf of each such account. You are not subscribing for or acquiring the Securities as a result of any directed selling efforts (as defined in Regulation S under the US Securities Act) or as a result of any general solicitation or general advertising (within the meaning of Regulation D under the US Securities Act).

1.10 You (a) have sufficient knowledge, sophistication and experience in financial and business matters, including international investment matters, and expertise in assessing credit, market and all other relevant risk, (b) you are capable of evaluating, and have evaluated, independently the merits, risks and suitability of purchasing the Securities and (c) understand that by your purchase or holding of the Securities you are assuming and are capable of bearing the risk of loss that may occur with respect to the Securities, including the possibility that you may lose all or a substantial portion of your investment in the Securities, and, except for any liability which by law cannot be excluded, you will not look to the Bookrunner or the Issuer for all or part of any such loss or losses you may suffer.

1.11 You are aware that you must bear the economic risk of an investment in the Securities for an indefinite period of time, and you have the ability to bear such economic risk of our investment in the Securities, have adequate means of providing for our current and contingent needs, have no need for liquidity with respect to your investment in the Securities, are able to sustain a complete loss of your investment in the Securities, and we will not look to the Bookrunner or any of its affiliates for all or part of any such loss or losses you may suffer.

1.12 While the Securities are restricted, you acknowledge that the Securities cannot be deposited with the depositary for the Company’s American Depositary Receipts.

1.13 You acknowledge and agree that the Issuer is an express third-party beneficiary of, and is intended to rely on, the representations, warranties and covenants set forth above.

You acknowledge that the foregoing representations, warranties, agreements and acknowledgements may be required in connection with United States of America and other securities laws and the Bookrunner, the Issuer and others are entitled to rely and will rely upon the truth and accuracy thereof. You agree the Bookrunner, the Issuer and any persons who may acquire the Securities are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or enquiry with respect to matters covered hereby or in connection with any other requirements of law.

Except for any liability that by law cannot be excluded, you hereby consent to the actions of the Bookrunner, and waive any and all claims, actions, liabilities, damages or demands you may have against the Bookrunner in connection with any alleged conflict of interest arising from the engagement of the Bookrunner with respect to the sale of the Securities to you.

This is not a confirmation of sale of Securities or the terms thereof. Such confirmation has been or will be sent to you separately.

This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Yours truly,

STIFEL NICOLAUS EUROPE LIMITED

By: _______________________

Name:

Title:

ACKNOWLEDGED AND AGREED:
[NAME OF INVESTOR]

By: _______________________

Name:

Title:

SCHEDULE 6

Non-US Investor Letter

[●] 2024

[Name and Address of non-US Investor]

Attn: Stifel Nicolaus Europe Limited

4th Floor, 150 Cheapside

London EC2V 6ET

United Kingdom

(the “Bookrunner”)

Re: Ordinary Shares of Renalytix plc

Ladies and Gentlemen:

We understand that you wish to purchase ordinary shares (the “Securities”) of Renalytix plc (the “Issuer”) that are being offered to you pursuant to an exemption under the Securities Act of 1933, as amended (the “US Securities Act”) and are not registered pursuant to the Securities Act. While you shall be deemed to have represented, acknowledged and agreed to the terms of this letter by accepting your allocation of Securities, for recordkeeping we ask that you promptly provide the Bookrunner with a countersigned copy of this letter.

By agreeing to purchase the Securities, you represent, acknowledge and agree as follows:

1.1 You, each of the funds managed by or affiliated with you for which you are acting as nominee, as applicable, or any assignee of you are not a U.S. Person, as defined in Regulation S (“Regulation S”) promulgated by the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “US Exchange Act”) and are not acquiring the Securities for the account or benefit of any U.S. Person.

1.2 You were outside the United States at the time you first expressed an interest in acquiring the Securities and are currently outside the United States. The offer by the Issuer to sell the Securities to you was directed to you outside the United States.

1.3 You are not an “affiliate” of the Issuer as defined in Section 405 of the Securities Act.

1.4 You agree to resell the Securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and you agree not to engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act.

1.5 You understand and acknowledge that the Securities will be delivered in certificated form and will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, RESOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, EXCEPT IF SUCH TRANSFER IS EFFECTED (A) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE OF CLAUSES (A)—(C), IN ACCORDANCE WITH ANY APPLICABLE LOCAL SECURITIES LAWS OR REGULATIONS OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THE HOLDER ACKNOWLEDGES THAT THE COMPANY RESERVES THE RIGHT PRIOR TO ANY SALE OR OTHER TRANSFER TO REQUIRE

THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS AND OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE TO CONFIRM THAT THE PROPOSED SALE OR OTHER TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

1.6 While the Securities are restricted, you acknowledge that the Securities cannot be deposited with the depositary for the Issuer’s American Depositary Receipts.

1.7 You acknowledge and agree that the Issuer is an express third-party beneficiary of, and is intended to rely on, the representations, warranties and covenants set forth above.

You acknowledge that the foregoing representations, warranties, agreements and acknowledgements may be required in connection with United States of America and other securities laws and the Bookrunner, the Issuer and others are entitled to rely and will rely upon the truth and accuracy thereof. You agree the Bookrunner, the Issuer and any persons who may acquire the Securities are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or enquiry with respect to matters covered hereby or in connection with any other requirements of law.

Except for any liability that by law cannot be excluded, you hereby consent to the actions of the Bookrunner, and waive any and all claims, actions, liabilities, damages or demands you may have against the Bookrunner in connection with any alleged conflict of interest arising from the engagement of the Bookrunner with respect to the sale of the Securities to you.

This is not a confirmation of sale of Securities or the terms thereof. Such confirmation has been or will be sent to you separately.

This letter and any non-contractual obligations arising out of or in connection with this letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Yours truly,

STIFEL NICOLAUS EUROPE LIMITED

By: _______________________

Name:

Title:

ACKNOWLEDGED AND AGREED:
[NAME OF INVESTOR]

By: _______________________

Name:

Title:

SCHEDULE 7

Registration Rights

1. Definitions. For the purpose of this Schedule 7:

(a) the term “Resale Registration Statement” shall mean any registration statement required to be filed by Section 2 of this Schedule 7 below, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements;

(b) the term “Registrable Shares” means the Placing Shares for which such Placee has provided, in the timeframe requested by the Company, the information required by Section 4(d)(6) of this Schedule 7; provided, however, that a security shall cease to be a Registrable Share upon the earliest to occur of the following: (i) a Resale Registration Statement registering such security under the US Securities Act has been declared or becomes effective and such security has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Resale Registration Statement, (ii) such security is sold pursuant to Rule 144 of the US Securities Act (“Rule 144”) under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the US Securities Act or otherwise, is removed by the Company, (iii) such security is eligible to be sold pursuant to Rule 144 without condition or restriction, including without any limitation as to volume of sales, and without the Holder complying with any method of sale requirements or notice requirements under Rule 144, or (iv) such security shall cease to be outstanding following its issuance; and

(c) the term “Trading Day” means a day on which the Ordinary Shares are traded on AIM or the ADSs are traded on Nasdaq.

2. Registration Procedures and Expenses. The Company shall:

(a) file a Resale Registration Statement registering (i) Registrable Shares issued in the First Closing (the “First Mandatory Registration Statement”) with the SEC on or before the date that is forty-five (45) days after the First Closing (the “First Filing Date”) to register all of the Registrable Shares issued in the First Closing on Form S-3 under the US Securities Act (providing for shelf registration of such Registrable Shares under SEC Rule 415) and (ii) Registrable Shares issued in the Second Closing (the “Second Mandatory Registration Statement” and, together with the First Mandatory Registration Statement, the “Mandatory Registration Statements”) with the SEC on or before the date that is forty-five (45) days after Second Closing (the “Second Filing Date” and, together with the First Filing Date, the “Filings Dates” and each a “Filing Date”)) to register all of the Registrable Shares issued in the Second Closing on Form S-3 under the US Securities Act (providing for shelf registration of such Registrable Shares under SEC Rule 415). In the event that Form S-3 is not available for the registration of the Registrable Shares, the Company shall register the resale of the Registrable Shares on such other form as is available to the Company;

(b) use its commercially reasonable efforts to cause the applicable Mandatory Registration Statement to be declared effective as soon as practicable and in any event within the earlier of: (i) 30 days following each respective Filing Date and (ii) five (5) Trading Days after the date the Company receives written notification from the SEC that such Mandatory Registration Statement will not be reviewed (or, in the event the Staff reviews and has written comments to such Mandatory Registration Statement, within 90 days following each respective Filing Date) (the earlier of the foregoing or the applicable date set forth in Section 2(i) of this Schedule 7, the “Effectiveness Deadline”), such efforts to include, without limiting the generality of the foregoing, preparing and filing with the SEC any financial statements or other information that is required to be filed prior to the effectiveness of such Mandatory Registration Statement;

(c) notwithstanding anything contained in this Schedule 7 to the contrary, in the event that the SEC limits the amount of Registrable Shares or otherwise requires a reduction in the number of Registrable Shares that may be included and sold by the Placee in any applicable Mandatory Registration Statement (in each case, subject to Section 3 of this Schedule 7), then the Company shall prepare and file (i) within ten (10) Trading Days of the first date or time that such excluded Registrable

Shares may then be included in a Resale Registration Statement if the SEC shall have notified the Company that certain Registrable Shares were not eligible for inclusion in the Resale Registration Statement or (ii) in all other cases, within 20 days following the date that the Company becomes aware that such additional Resale Registration Statement is required (the “Additional Filing Date”), a Resale Registration Statement (any such Resale Registration Statement registering such excluded Registrable Shares, an “Additional Registration Statement” and, together with the Mandatory Registration Statements, a “Resale Registration Statement” to register any Registrable Shares that have been excluded (or, if applicable, the maximum number of such excluded Registrable Shares that the Company is permitted to register for resale on such Additional Registration Statement consistent with SEC guidance), if any, from being registered on such Mandatory Registration Statement;

(d) not less than two (2) Trading Days prior to the filing of a Registration Statement or any related prospectus or any amendment or supplement thereto, furnish via email to those Placee who have supplied the Company with email addresses copies of all such documents proposed to be filed, which documents (other than any document that is incorporated or deemed to be incorporated by reference therein) will be subject to the review of such Placee. The Company shall reflect in each such document when so filed with the SEC such comments regarding the Placee and the plan of distribution as the Placee may reasonably and promptly propose no later than two (2) Trading Days after the Placee have been so furnished with copies of such documents as aforesaid;

(e) use its commercially reasonable efforts to cause any such Additional Registration Statement to be declared effective as promptly as practicable following the Additional Filing Date, such efforts to include, without limiting the generality of the foregoing, preparing and filing with the SEC any financial statements or other information that is required to be filed prior to the effectiveness of any such Additional Registration Statement;

(f) promptly prepare and file with the SEC such amendments and supplements to such Resale Registration Statements and the prospectus used in connection therewith as may be necessary to keep such Resale Registration Statements continuously effective and free from any material misstatement or omission to state a material fact therein until termination of such obligation as provided in Section 7 of this Schedule 7 below, subject to the Company’s right to suspend pursuant to Section 5 of this Schedule 7;

(g) furnish to the Placee such number of copies of prospectuses in conformity with the requirements of the US Securities Act and such other documents as the Placee may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Placee;

(h) file such documents as may be required of the Company for normal securities law clearance for the resale of the Registrable Shares in such states of the United States as may be reasonably requested by the Placee and use its commercially reasonable efforts to maintain such blue sky qualifications during the period the Company is required to maintain effectiveness of the Resale Registration Statements; provided, however, that the Company shall not be required in connection with this Section 2(h) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

(i) upon notification by the SEC that the Resale Registration Statement will not be reviewed or is not subject to further review by the SEC, the Company shall within three (3) Trading Days following the date of such notification request acceleration of such Resale Registration Statement (with the requested effectiveness date to be not more than two (2) Trading Days later);

(j) upon notification by the SEC that the Resale Registration Statement has been declared effective by the SEC, the Company shall file the final prospectus under Rule 424 of the US Securities Act (“Rule 424”) within the applicable time period prescribed by Rule 424;

(k) advise the Placee promptly (and in any event within two (2) Trading Days thereof):

(i) of the effectiveness of the Resale Registration Statement or any post-effective amendments thereto;

(ii) of any request by the SEC for amendments to the Resale Registration Statement or amendments to the prospectus or for additional information relating thereto;

(iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement under the US Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and

(iv) of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Resale Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Resale Registration Statement or the prospectus in order to make the statements therein not misleading;

(l) cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities by the Company are then listed; and

(m) bear all expenses in connection with the procedures in paragraphs (a) through (k) of this Section 2 and the registration of the Registrable Shares on such Resale Registration Statement and the satisfaction of the blue sky laws of such states.

3. Rule 415; Cutback.

If at any time the staff of the SEC (“Staff”) takes the position that the offering of some or all of the Registrable Shares in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the US Securities Act or requires any Placee to be named as an “underwriter,” the Company shall (in consultation with legal counsel to the lead Placee) use its commercially reasonable efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Placee is an “underwriter.” In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 3, the Staff refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Shares (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Shares as the Staff may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name any Placee as an “underwriter” in such Registration Statement without the prior written consent of such Placee. Any cutback imposed on the Placee pursuant to this Section 3 shall be allocated among the Placee on a pro rata basis, unless the SEC Restrictions otherwise require or provide or the Placee holding a majority of the Registrable Shares otherwise agree. No liquidated damages shall accrue as to any Cut Back Shares until such date as the Company is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Schedule 7 shall again be applicable to such Cut Back Shares; provided, however, that (x) the filing deadline for the Registration Statement including such Cut Back Shares shall be ten (10) Trading Days after such Restriction Termination Date, and (y) the Effectiveness Deadline with respect to such Cut Back Shares shall be the 90th day immediately after the Restriction Termination Date or the 120th day if the Staff reviews such Registration Statement (but in any event no later than three (3) Trading Days from the Staff indicating it has no further comments on such Registration Statement).

4. Indemnification.

(a) The Company agrees to indemnify and hold harmless each Placee and its affiliates, partners, members, officers, directors, agents and representatives, and each person, if any, who controls such Placee within the meaning of Section 15 of the US Securities Act or Section 20 the US Exchange Act (each, a “Placee Party” and collectively the “Placee Parties”), to the fullest extent permitted by applicable law, from and against any losses, claims, damages or liabilities (collectively, “Losses”) to which they may become subject (under the US Securities Act or otherwise) insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any material breach of this Agreement by the Company or any violation or alleged violation by the Company of the

US Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance or any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or arise out of any failure by the Company to fulfill any undertaking included in the Resale Registration Statement and the Company will, as incurred, reimburse the Placee Parties for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such Loss arises out of, or is based upon an untrue statement or omission or alleged untrue statement or omission made in such Resale Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Placee specifically for use in preparation of the Resale Registration Statement; provided further, however, that the Company shall not be liable to any Placee Party to the extent that any such Loss is caused by an untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus if (X) such untrue statement or omission is corrected in an amendment or supplement to the prospectus and (Y) having previously been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented or notified by the Company that such amended or supplemented prospectus has been filed with the SEC, in accordance with Rule 172 of the US Securities Act, such Placee thereafter fails to deliver such prospectus as so amended or supplemented, with or prior to or a Placee fails to confirm that the prospectus as so amended or supplemented was deemed to be delivered prior to (in accordance with Rule 172 of the US Securities Act) the delivery of written confirmation of the sale by such Placee to the person asserting the claim from which such Loss resulted.

(b) Each Placee agrees, severally and not jointly, to indemnify and hold harmless the Company and its officers, directors, affiliates, agents and representatives and each person, if any, who controls the Company within the meaning of Section 15 of the US Securities Act or Section 20 of the US Exchange Act (each a “Company Party” and collectively the “Company Parties”), from and against any Losses to which the Company Parties may become subject (under the US Securities Act or otherwise), insofar as such Losses (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Resale Registration Statement (or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, on the effective date thereof), if, and only to the extent, such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of such Placee specifically for use in preparation of the Resale Registration Statement, and each Placee, severally and not jointly, will reimburse each Company Party for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that in no event shall any indemnity under this Section 4(b) be greater in amount than the dollar amount of the net proceeds received by such Placee upon its sale of the Registrable Shares included in the Resale Registration Statement giving rise to such indemnification obligation.

(c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 4, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, further, that no indemnifying person shall be responsible for the fees and expense of more than one separate counsel for all indemnified parties. The indemnifying party shall not settle an action without the written consent of the indemnified party, which consent shall not be unreasonably withheld.

(d) If the indemnification provided for in this Section 4 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other, as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Placee hereunder be greater in amount than the dollar amount of the proceeds received by such party upon the sale of such Registrable Shares.

5. Prospectus Suspension. Each Placee acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the US Exchange Act. Each Placee hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which the Company gives the Placee notice of the suspension of the use of said prospectus and ending at the time the Company gives the Placee notice that the Placee may thereafter effect sales pursuant to said prospectus; provided, that such suspension periods shall in no event exceed 30 consecutive days, for a total of not more than 60 days in any 12 month period and that, in the good faith judgment of the Company’s Board of Directors, the Company would, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto, in either case the disclosure of which would reasonably be expected to have a material adverse effect upon the Company or its stockholders.

6. Obligations of the Placee. Each Placee shall furnish in writing to the Company such information regarding itself, the Registrable Shares held by it and the intended method of disposition of the Registrable Shares held by it, as shall be reasonably required to effect the registration of such Registrable Shares, and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated Filing Date of any Registration Statement, the Company shall notify each Placee of the information the Company requires from such Placee. Each Placee shall provide such information to the Company at least three (3) Business Days prior to the first anticipated Filing Date of such Registration Statement. Each Placee, by its acceptance of the Registrable Shares, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Placee has notified the Company in writing of its election to exclude all of its Registrable Shares from such Registration Statement. Each Placee covenants and agrees that it will comply with the prospectus delivery requirements of the 1933 Act as applicable to it or an exemption therefrom in connection with sales of Registrable Shares pursuant to any Registration Statement.

7. Termination of Obligations. The obligations of the Company pursuant to Section 2 of this Schedule 7 hereof shall cease and terminate, with respect to any Registrable Shares, upon the earlier to occur of (a) such time such Registrable Shares have been resold, or (b) such time as such Registrable Shares no longer remain Registrable Shares pursuant to Section 1(b) of this Schedule 7.

8. Reporting Requirements.

(a) With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Securities to the public without registration or pursuant to a registration statement on Form S-3 or Form S-1 or any other appropriate form under the US Securities Act, the Company agrees to use:

(i) make and keep adequate current public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Shares may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Shares shall have been resold;

(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the US Securities Act and the US Exchange Act; and

(iii) so long as a Placee owns Registrable Shares, to furnish to such Placee upon request (A) a written statement by the Company as to whether it is in compliance with the reporting requirements of Rule 144, the US Securities Act and the US Exchange Act, or whether it is qualified as a registrant whose securities may be resold pursuant to SEC Form S-3 or Form S-1 or any other appropriate form under the US Securities Act, (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (C) such other information as may be reasonably requested to permit the Placee to sell such securities pursuant to Rule 144.

9. Blue Sky. The Company shall obtain and maintain all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of Registrable Shares.

EXECUTION PAGE

Signed by	)
)
for and on behalf of RENALYTIX PLC:	) )	_________________________________________ Name: James McCollough Title: CEO

Signed by	)
)
for and on behalf of STIFEL NICOLAUS EUROPE LIMITED:	) )	_________________________________________ Name: Nicholas Moore Title: Managing Director